EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

Between

PAN PACIFIC RETAIL PROPERTIES, INC.,
a Maryland corporation

MB ACQUISITION, INC.,
a Maryland corporation

and

CENTER TRUST, INC.
a Maryland corporation

Dated as of November 5, 2002

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i

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	Section 9.9	Headings	72
	Section 9.10	Specific Performance	72
	Section 9.11	Counterparts	72

Exhibits

Exhibit A	Form of Articles of Incorporation of MB Acquisition, Inc.
Exhibit B	Form of Affiliate Agreement
Exhibit C	Agreement to Terminate Stockholders Agreement

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AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of November 5, 2002, and entered into by and among Pan Pacific Retail Properties, Inc., a Maryland corporation (“Parent”), MB Acquisition, Inc., a Maryland corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and Center Trust, Inc., a Maryland corporation (the “Company”).  Parent, Merger Sub and the Company are sometimes referred to herein, individually, as a “Party,” and, collectively, as the “Parties.”

RECITALS

          WHEREAS, the Board of Directors of Parent, the Board of Directors of Merger Sub and the Board of Directors of the Company have each approved this Agreement, declared that this Agreement is advisable and determined that the merger of Merger Sub with and into the Company, with the Company being the surviving corporation in such merger (together with the charter amendments described herein, the “Merger”), is advisable, fair to and in the best interests of their respective companies and stockholders and accordingly have agreed to effect the Merger upon the terms and subject to the conditions set forth herein;

          WHEREAS, on or before the date of execution of this Agreement, Lazard Frères Real Estate Investors L.L.C., LF Strategic Realty Investors L.P., Prometheus Western Retail Trust and Prometheus Western Retail, LLC (collectively, the “Lazard Entities”), which collectively own approximately 56.18% of the outstanding Company Common Stock, have executed and delivered to Parent a Stockholders Voting Agreement dated as of the date hereof, pursuant to which the Lazard Entities have agreed to vote certain of their shares constituting 48.07% of the outstanding Company Common Stock in favor of the Company Voting Proposal (as defined herein) upon the terms and subject to the conditions set forth therein;

          WHEREAS, on or before the date of execution of this Agreement, Edward D. Fox, the Chief Executive Officer of the Company, Stuart J.S. Gulland, the Chief Operating Officer of the Company and Edward A. Stokx, the Chief Financial Officer of the Company, who collectively own 3.93% of the outstanding Company Common Stock, have executed and delivered to Parent a Stockholder Voting Agreement dated as of the date hereof, pursuant to which each of Messrs. Fox, Gulland and Stokx has agreed to vote in favor of the Company Voting Proposal upon the terms and subject to the conditions set forth therein;

          WHEREAS, for United States federal income tax purposes, the Parties hereto intend that the Merger will qualify as a reorganization and that this Agreement will constitute a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger as specifically set forth herein, and no others.

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AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and subject to the terms and conditions hereof, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.
DEFINITIONS

                    For purposes of this Agreement, the term:

                    “Action” shall mean any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, audit or investigation by or before any Governmental Entity or any other Person.

                    “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                    “Assets” shall mean, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned or leased by such Person or any of its Subsidiaries.

                    “Benefit Arrangement” shall mean, with respect to any Person, any employment, consulting, severance, change in control or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any “voluntary employees’ beneficiary association,” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive or equity compensation or post-retirement insurance, compensation or benefits (other than a Welfare Plan, Pension Plan or Multiemployer Plan), in each case which such Person or any ERISA Affiliate thereof maintains, administers, contributes to or has contributed to, is, or was under an obligation to contribute to, and has or may have any obligation or liability (accrued, contingent or otherwise).

                    “Business Day” shall mean each day other than Saturdays, Sundays and days when commercial banks are authorized to be closed for business in Los Angeles, California.

                    “Certificates” shall mean outstanding certificates which immediately prior to the Effective Time represented Company Common Stock.

                    “Company Affiliate” shall mean an “affiliate” of the Company within the meaning of Rule 145 promulgated under the Securities Act.

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                    “Company Board” shall mean the Board of Directors of the Company.

                    “Company Capital Stock” shall mean Company Common Stock, Excess Stock and Company Preferred Stock.

                    “Company Common Stock” shall mean the common stock of the Company, par value $.01 per share.

                    “Company Contract” shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their Assets are bound, and which either (i) has a remaining term of more than one year from the date hereof and (A) cannot be unilaterally terminated by the Company at any time, without penalty, within one year of providing notice of termination, and (B) involves the payment or receipt of money in excess of $100,000 during its remaining term, (ii) involves the payment or receipt of money in excess of $1,000,000 during the remaining term of such instrument or (iii) contains covenants limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location; provided, however, that a Company Lease shall not be considered a Company Contract.

                    “Company Lease” shall mean any agreement under which the Company or its Subsidiaries is the lessor that provides for the use, occupancy or possession of any parcel of Company Real Property.

                    “Company Material Adverse Effect” shall mean any change affecting, or condition having an effect on, the Company or any of its Subsidiaries (i) that is, or would reasonably be expected to be, materially adverse to the business, Assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of the Parties to consummate the Merger before the Termination Date, (iii) that would, or would reasonably be expected to, prevent or materially impair the ability of the Company to operate its or any of its Subsidiaries’ businesses following the Effective Time, (iv) that, to the Knowledge of the Company, would or would reasonably be expected to, prevent or materially impair the ability of Parent to operate its or any of its Subsidiaries’ businesses following the Effective Time, or (v) that could reasonably be expected to prevent or materially impair the Company or Parent from qualifying for federal or state taxation as a REIT prior to the Effective Time, or the Parent from qualifying for federal or state taxation as a REIT after the Effective Time; provided, however, that any such change or effect having the results described in the foregoing (i) through (v) that results from (A) a change in law, rule or regulation, or GAAP or interpretations thereof that applies to both Parent and the Company or (B) economic or market conditions in the retail shopping center industry generally shall not be considered when determining whether a Company Material Adverse Effect has occurred, except to the extent that such change or effect disproportionately affects the Company or its Subsidiaries in any material respect; provided, further, that a decline in the share price of the Company resulting from the public announcement

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of this Agreement and the proposed Merger shall not be deemed a Company Material Adverse Effect.

                    “Company OP Units” shall mean the units of limited partnership interest in the Operating Partnership.

                    “Company Options” shall mean all options and purchase rights to acquire Company Capital Stock granted, awarded, earned or purchased under the Company Stock Plan.

                    “Company Stockholder” shall mean a holder of record of one or more shares of Company Common Stock immediately prior to the Effective Time.

                    “Company Stock Plan” shall mean the Company’s Third Amended and Restated 1993 Stock Option and Incentive Plan for Officers, Directors and Key Employees of the Company and Operating Partnership.

                    “Company Stock Rights” shall mean all options, restricted share awards, performance awards, dividend equivalents, deferred stock, equity payments, equity appreciation rights and shares of capital stock or beneficial interests granted, awarded, earned or purchased pursuant to the Company Stock Plan.

                    “Company Transactions” shall mean the Merger and the other transactions contemplated by this Agreement.

                    “Effective Time” shall have the meaning assigned thereto in Section 2.3.

                    “Encumbrances” shall mean any claim, lien, pledge, option, right of first refusal, charge, security interest, deed of trust, mortgage, restriction or encumbrance pertaining to the Assets held by or in favor of Third Parties.

                    “Environmental Laws” shall mean any federal, state or local law, statute, ordinance, order, decree, rule, regulation or policies relating (i) to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (ii) to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (iii) to the treatment, storage, disposal or management of Hazardous Materials; (iv) to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; or (v) to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”),

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and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

                    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

                    “ERISA Affiliate” shall mean, with respect to any Person, any entity which is (or at any relevant time was) considered a single employer with such Person under Section 4001 of ERISA or Section 414 of the Code.

                    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                    “Fixtures and Equipment” shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned or leased by such Person and located in, at or upon the Assets of such Person.

                    “GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

                    “Governmental Entities” shall mean all domestic courts, regulatory or administrative agencies, commissions or other governmental authorities, bodies or instrumentalities with jurisdiction.

                    “Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under Environmental Laws.  Without limiting the generality of the foregoing, the term includes:  “hazardous substances” as defined in CERCLA; “extremely hazardous substances” as defined in EPCRA; “hazardous waste” as defined in RCRA; “hazardous materials” as defined in HMTA; a “chemical substance or mixture” as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials, including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons (“CFCs”); and radon.

                    “IRS” shall mean the United States Internal Revenue Service or any successor agency.

                    “Knowledge” shall mean with respect to (i) the Company, the actual knowledge of those individuals listed in Section 1(a) of the Company Disclosure Schedule, and (ii) Parent and Merger Sub, the actual knowledge of those individuals listed in Section 1 of the Parent Disclosure Schedule.

                    “Lazard Rights Agreement” shall mean the Stockholders’ Rights Agreement among the Lazard Entities and Parent dated as of even date herewith.

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                    “Material Consents” shall mean the consent to assumption of each of the agreements listed on Section 1(b) of the Company Disclosure Schedule excluding any such agreements that have expired or have been terminated (including as a result of repayment of indebtedness pursuant thereto) after the date hereof.

                    “MGCL” shall mean the Maryland General Corporation Law, as amended.

                    “Multiemployer Plan” shall mean, with respect to any Person, any “multiemployer” plan thereof, within the meaning of Section 3(37) or 4001(a)(3) of ERISA, which such Person or any ERISA Affiliate thereof maintains, administers, contributes to or has contributed to or is or was required to contribute to, and under which such Person or any ERISA Affiliate has or may have any obligation or liability (accrued, contingent or otherwise).

                    “NYSE” shall mean The New York Stock Exchange, Inc.

                    “Operating Partnership” shall mean CT Operating Partnership, L.P., a California limited partnership.

                    “Operating Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of March 23, 2000, as amended by the First Amendment to the Amended and Restated Agreement of Limited Partnership, dated October 1, 2002.

                    “Operating Partnership Amendment” shall mean the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership.

                    “Organizational Documents” means, with respect to any entity, the charter, certificate of incorporation, articles of incorporation, bylaws, partnership agreement, operating agreement, declaration of trust or other governing documents of such entity, including any documents designating or certifying the terms of any securities of such entity.

                    “Parent Capital Stock” shall mean Parent Common Stock and Parent Preferred Stock.

                    “Parent Common Stock” shall mean the common stock, par value $.01 per share, of Parent.

                    “Parent Contract” shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their Assets may be bound, and which either (i) (A) cannot be unilaterally terminated by the Parent at any time, without penalty, within one year of providing notice of termination, and (B) involves the payment or receipt of money in excess of $500,000 during the remaining term of such instrument, (ii) involves the payment or receipt of money in excess of $5,000,000 during the remaining term of such instrument or (iii) contains covenants limiting the freedom of Parent

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or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location; provided, however, that a Parent Lease shall not be considered a Parent Contract.

                    “Parent DownREITs” means, collectively, Portland DownREIT, Pinecreek DownREIT, and Rancho DownREIT.

                    “Parent DownREIT Operating Agreements” shall mean the operating agreements or partnership agreements, as applicable, of the Parent DownREITs, as in effect as of the date hereof.

                    “Parent DownREIT Units” means the units of ownership interest in the Parent DownREITs.

                    “Parent Lease” shall mean any agreement under which the Parent or its Subsidiaries is the lessor, that provides for the use, occupancy or possession of any parcel of Parent Real Property.

                    “Parent Material Adverse Effect” shall mean any change affecting, or condition having an effect on, Parent or any of its Subsidiaries (i) that is, or would reasonably be expected to be, materially adverse to the business, Assets, liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of the Parties to consummate the Merger before the Termination Date (iii) that would, or would reasonably be expected to, prevent or materially impair the ability of Parent to operate its or any of its Subsidiaries’ businesses following the Effective Time or (iv) that could reasonably be expected to impair the ability of Parent to qualify for state or federal taxation as a REIT; provided, however, that any such change or effect having the results described in the foregoing (i) through (iv) that results from (A) a change in law, rule or regulation, or GAAP or interpretations thereof that applies to both Parent and the Company or (B) economic or market conditions in the retail shopping center industry generally shall not be considered when determining whether a Parent Material Adverse Effect has occurred, except to the extent that such change or effect disproportionately affects Parent or its Subsidiaries in any material respect; provided, further, that a decline in the stock price of Parent resulting from the public announcement of this Agreement and the proposed Merger shall not be deemed a Parent Material Adverse Effect.

                    “Parent Stock Plans” shall mean the 1997 Stock Option and Incentive Plan of Parent and the 2000 Equity Incentive Plan of Parent.

                    “Parent Stock Rights” shall mean all stock options, restricted stock awards, performance awards, dividend equivalents, deferred stock, stock payments, stock appreciation rights and shares of stock granted, awarded, earned or purchased pursuant to any Parent Stock Plan.

                    “Parent Transactions” means the Merger and the other transactions contemplated by this Agreement.

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                    “Partnership Unit” means a fractional, undivided share of an ownership interest of either the general partner or a limited partner in the Operating Partnership.

                    “Pension Plan” shall mean, with respect to any Person, any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which such Person or any ERISA Affiliate thereof maintains, administers, contributes to or has contributed to or is or was required to contribute to, and under which such Person or any ERISA Affiliate thereof has or may have any obligation or liability (accrued, contingent or otherwise).

                    “Permitted Encumbrances” shall mean (i) any and all Encumbrances which result from all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings by a Party hereto for which adequate reserves are being maintained in accordance with GAAP by a Party hereto; (ii) all cashiers’, landlords’, workers’, mechanics’, carriers’ and repairers’ liens, and other similar liens imposed by law, incurred in the ordinary course of business and which do not exceed $100,000 individually, or $250,000 in the aggregate; (iii) all Company Contracts (only to the extent that the same affects title to the real property), Parent Contracts (only to the extent that the same affects title to the real property), Company Leases or Parent Leases; (iv) Encumbrances identified on title policies or preliminary title reports, surveys in the possession of the Company or its Subsidiaries (in the case of Company Assets) or in the possession of Parent or its Subsidiaries (in the case of Parent Assets); (v) Encumbrances relating to the debt obligations set forth on Section 3.13(c) of the Company Disclosure Schedule or disclosed in the Company SEC Reports; and (vi) other Encumbrances which individually or in the aggregate do not materially detract from or materially interfere with the present use of the property subject thereto or affected thereby and would not otherwise cause a Company Material Adverse Effect with respect to Encumbrances affecting Company Real Property or a Parent Material Adverse Effect with respect to Encumbrances affecting Parent Real Property.

                    “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, real estate investment trust, other organization (whether incorporated or unincorporated), governmental agency or instrumentality, or any other legal entity.

                    “Pinecreek DownREIT” shall mean Pan Pacific (Pinecreek), L.P., a Delaware limited partnership.

                    “Portland DownREIT” shall mean Pan Pacific (Portland), LLC, a Delaware limited liability company.

                    “Rancho DownREIT” shall mean Pan Pacific (Rancho Las Palmas), LLC, a Nevada limited liability company.

                    “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

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                    “Representative” shall mean, with respect to any Person, that Person’s officers, directors, employees, financial advisors, agents or other representatives.

                    “SEC” shall mean the Securities and Exchange Commission.

                    “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                    “Stockholders Agreement” shall mean that certain Stockholders Agreement entered into by and among Lazard Frères Real Estate Investors L.L.C., LF Strategic Realty Investors L.P., Prometheus Western Retail, LLC and Alexander Haagen Properties, Inc., dated as of June 1, 1997.

                    “Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person is a general partner, manager or managing member; or (iii) such Person holds a majority of the equity economic interest.

                    “Tax”or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

                    “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

                    “Third Party” shall mean any person other than the Company, Merger Sub, Parent and their respective Affiliates.

                    “Welfare Plan” shall mean, with respect to any Person, any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, which such Person or any ERISA Affiliate thereof maintains, administers, contributes to or has contributed to or is or was required to

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contribute to, and under which such Person or any ERISA Affiliate thereof has or may have any obligation or liability (accrued, contingent or otherwise).

Table of Other Defined Terms

Terms	Cross Reference in Agreement

Acquisition Proposal	Section 6.3(a)
Affiliate Agreement	Exhibit B
Agreement	Preamble
Alternative Transaction	Section 8.2(d)
Articles of Merger	Section 2.3
Assumed Options	Section 2.8(b)
Base Amount	Section 8.2(e)
Blue Sky Laws	Section 3.6(b)
Break-Up Fee	Section 8.2(e)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Company	Preamble
Company 401(k) Plan	Section 6.5
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.12(a)
Company Financial Advisor	Section 3.17
Company Leased Property	Section 3.13(a)
Company Owned Property	Section 3.13(a)
Company Payment	Section 2.13
Company Preferred Stock	Section 3.3(a)
Company Real Property	Section 3.13(a)
Company SEC Reports	Section 3.8(a)
Company Stockholders Meeting	Section 3.17
Company Voting Proposal	Section 3.2
Confidentiality Agreement	Section 6.4
Designated Record Date	Section 5.4
Excess Stock	Section 3.3(a)
Exchange Agent	Section 2.10(a)
Exchange Ratio	Section 2.7(a)
Expenses	Section 8.2(a)
Final Company Dividend	Section 5.3
Governmental Approvals	Section 6.6
Indemnified Parties	Section 6.18(a)
Indemnifying Parties	Section 6.18(b)

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Lazard Entities	Preamble
Maryland Department	Section 2.3
Maximum Expense Amount	Section 8.2(b)
Merger	Recitals
Merger Consideration	Section 2.7(a)
Merger Sub	Preamble
Minimum Distribution Dividend	Section 5.3
Notifying Party	Section 6.6(a)
Operating Partnership	Preamble
Option Consideration	Section 2.8(a)
Parent	Preamble
Parent Board	Section 4.2
Parent Disclosure Schedule	Article IV
Parent Employee Plans	Section 4.12(a)
Parent Leased Property	Section 4.13(a)
Parent Owned Property	Section 4.13(a)
Parent Preferred Stock	Section 4.3(a)
Parent Real Property	Section 4.13(a)
Parent SEC Reports	Section 4.8(a)
Party or Parties	Preamble
Proxy Statement/Prospectus	Section 3.17
Qualifying Income	Section 8.2(b)
Registration Statement	Section 3.17
REIT Requirements	Section 8.2(b)
Superior Proposal	Section 6.3(b)
Surviving Company	Section 2.1
Tax Guidance	Section 8.2(b)
Terminating Company Breach	Section 8.1(f)
Terminating Parent Breach	Section 8.1(g)
Termination Date	Section 8.1(b)
Voting Debt	Section 3.3(e)

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ARTICLE II.
THE MERGER

                    Section 2.1      The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with Subtitle 1 of Title 3 of the MGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity (the “Surviving Company”) in accordance with the MGCL.

                    Section 2.2      Closing and Closing Date.  Unless this Agreement shall have been terminated by either Parent or the Company and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 8.1, the closing of the Merger (the “Closing”) shall take place (a) at 10:00 a.m., Los Angeles time, as soon as practicable, but in no event later than the fifth Business Day, after the last of all of the conditions to the respective obligations of the Parties set forth in Article VII hereof shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (b) at such other time and date as Parent and the Company shall mutually agree; provided, however, that the Closing shall not occur prior to the Designated Record Date (such date and time on and at which the Closing occurs being referred to herein as the “Closing Date”).  The Closing shall take place at the offices of Latham & Watkins, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626.  At the Closing, the documents, certificates, opinions and instruments referred to in Article VII shall be executed and delivered to the applicable party.

                    Section 2.3      Effective Time.  Subject to the provisions of this Agreement, as soon as reasonably practicable on or after the Closing Date, the Parties shall file with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”) the articles of merger or other appropriate documents (the “Articles of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the MGCL and make all other filings, recordings or publications required under the MGCL in connection with the Merger.  The Merger shall become effective at 2:00 p.m., Los Angeles time, on the date of the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the Maryland Department in accordance with the MGCL, or at such other time as the Parties shall agree as specified in such filings in accordance with applicable law (the “Effective Time”).

                    Section 2.4      Effects of the Merger.  The Merger shall have the effects set forth in Section 3-114 of the MGCL and this Agreement.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, all of the property, rights, privileges and powers of the Company and Merger Sub will vest in the Surviving Company, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Company.

                    Section 2.5      Charter; Bylaws.  At the Effective Time, (i) the charter of the Surviving Company shall be amended in its entirety to read as the charter of Merger Sub, as in

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effect on the date hereof, a copy of which has been provided to the Company, except that at the Effective Time, Article I thereof shall be amended to read as follows:  “The name of the Corporation is Pan Pacific (CTA), Inc.” and (ii) the bylaws of the Surviving Company shall be amended in their entirety to read as the bylaws of Merger Sub, as in effect on the date hereof, a copy of which has been provided to the Company.  Such charter and bylaws shall not be inconsistent with Section 6.18.

                    Section 2.6      Directors and Officers of the Surviving Company.  The directors of Merger Sub immediately prior to the Effective Time shall be elected as the initial directors of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company.  The officers of Merger Sub immediately prior to the Effective Time shall be elected as the initial officers of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company.

                    Section 2.7      Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

                    (a)     Subject to Section 2.9, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including, without limitation, outstanding restricted Company Common Stock granted under the Company Stock Plan, but excluding any shares to be canceled in accordance with Section 2.7(b) hereof), shall be converted into and represent the right to receive 0.218 fully paid and nonassessable shares (rounded to the nearest hundredth of a share) (as adjusted as set forth in subsection (d), the “Exchange Ratio”) of Parent Common Stock (the “Merger Consideration”).  The Merger Consideration shall be payable upon the surrender of the Certificate formerly representing such Company Common Stock, subject to Section 2.11.  As of the Effective Time, all Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any Company Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.9, (iii) any dividends or distributions in accordance with Section 2.10(e) and (iv) any unpaid dividend declared by the Company in respect of Company Common Stock in accordance with Section 5.3, in each case without interest.

                    (b)     Each share of Company Common Stock that is (i) owned by any Subsidiary of the Company or (ii) owned by Parent or any Subsidiary of Parent, in each case immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired without any conversion thereof and no payment or distribution of any consideration shall be made with respect thereto.

                    (c)     Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly

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and validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

                    (d)     The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock, as applicable), reorganization, recapitalization, consolidation, exchange or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

                    Section 2.8      Treatment of Company Options and Restricted Stock.

                    (a)     Except for the Company Options listed on Section 2.8 of the Company Disclosure Schedule, immediately prior to the Effective Time and subject to the consummation of the Merger, subject to the receipt of any necessary consents, the Company and the Company Board (or, if appropriate, any committee thereof) shall cause the vesting of each then outstanding Company Option to be fully accelerated and shall cause each then outstanding Company Option to not be exercisable following the Effective Time and to be canceled and terminated, and the holder to become entitled to receive an amount of cash, if any, from the Company equal to the product of (x) the amount, if any, by which (1) the product of (a) the average closing price per share of Parent Common Stock on the NYSE for the period of ten trading days immediately preceding the Effective Time, and (b) the Exchange Ratio, exceeds (2) the exercise price per share of Company Common Stock subject to such Company Option, and (y) the number of shares of Company Common Stock issuable pursuant to the unexercised portion of such Company Option (such amount being hereinafter referred to as the “Option Consideration”).  The Option Consideration shall be paid by the Company immediately prior to the Effective Time.  The Company shall withhold from the Option Consideration any taxes required to be withheld.

                    (b)     With respect to Company Options listed on Section 2.8 of the Company Disclosure Schedule, at the Effective Time and subject to the consummation of the Merger, such Company Options shall be assumed by Parent and converted into options to acquire Parent Company Stock (the “Assumed Options”) on the same terms and conditions as were applicable under such Company Options immediately prior to the Effective Time except that (i) the per share exercise price of each Assumed Option shall be equal to the per share exercise price of the Company Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up the nearest two-place decimal), and (ii) the number of shares of Parent Common Stock issuable upon exercise of such Assumed Option shall be equal to the number of shares of Company Common Stock issuable pursuant to the unexercised portion of the Company Option multiplied by the Exchange Ratio (rounded down to the nearest whole share).

                    (c)     Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under Company Stock Plans assumed in accordance with this Section 2.8.  As soon as practicable after the Effective Time,

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Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to the Assumed Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding.

                    (d)     Immediately prior to the Effective Time, and subject to the consummation of the merger, the Company and Company Board (or, if appropriate, any committee thereof) shall cause the vesting of each share of outstanding restricted Company Common Stock granted under the Company Stock Plan to be fully accelerated and the contractual restrictions thereon to terminate.

                    (e)     Each of the Parties shall take such steps as may be required to provide that, with respect to each Section 16 Affiliate (as defined below), (i) the transactions contemplated by this section, and (ii) any other dispositions of Company equity securities (including derivative securities) or other acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement, shall be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999 (CCH Fed. Sec. L. Rep. ¶ 77.515).  For purposes of this Agreement, “Section 16 Affiliate” shall mean each individual who (x) immediately prior to the Effective Time is a director or officer of the Company or (y) at the Effective Time will become a director or officer of Parent, Merger Sub or the Company.

                    Section 2.9      Fractional Interests.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a stockholder of Parent.  In lieu of any such fractional interests, each Company Stockholder exchanging Certificates pursuant to Section 2.7(a) who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock then held of record by such stockholder) shall receive cash (without interest) in an amount equal to such fractional amount multiplied by the average of the last reported sales prices of Parent Common Stock, as reported on the NYSE, on each of the ten trading days immediately preceding the date of the Effective Time.

                    Section 2.10    Surrender of Company Common Stock; Stock Transfer Books.

                    (a)     Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for Company Stockholders in connection with the Merger (the “Exchange Agent”).  The Exchange Agent shall receive the Merger Consideration to which Company Stockholders shall become entitled pursuant to Section 2.7(a).  Prior to the Effective Time, Parent will make available to the Exchange Agent sufficient shares of Parent Common Stock and an estimated amount of cash in lieu of fractional shares to make all exchanges pursuant to Section 2.10(b).  The Exchange Agent shall cause the shares of Parent

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Common Stock, dividends or distributions with respect thereto and cash in lieu of fractional shares deposited by Parent to be (i) held for the benefit of Company Stockholders and (ii) promptly applied to making the exchanges and payments provided for in Section 2.10(b).  Such shares of Parent Common Stock, dividends or distributions with respect thereto and cash in lieu of fractional shares shall not be used for any purpose that is not provided for herein.

                    (b)     Promptly after the Effective Time, Parent shall, or shall cause the Exchange Agent to, mail to each Company Stockholder whose shares were converted pursuant to Section 2.7(a) into the right to receive Parent Common Stock (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and the cash in lieu of fractional shares pursuant to Section 2.9.  Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.7(a), with respect to each Certificate formerly representing shares of Company Common Stock, (ii) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.9, after giving effect to any required Tax withholdings, and (iii) any dividends or distributions to which such holder is entitled pursuant to Section 2.10(e), and the Certificate so surrendered shall forthwith be canceled.  Until so surrendered and exchanged, each Certificate shall represent solely the right to receive the Merger Consideration into which the shares of Company Common Stock it theretofore represented shall have been converted pursuant to Section 2.7(a), cash in lieu of any fractional shares pursuant to Section 2.9 and any dividends or distributions pursuant to Section 2.10(e).  If the exchange of certificates representing shares of Parent Common Stock is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such exchange shall have paid any transfer and other taxes required by reason of the exchange of certificates representing shares of Parent Common Stock to a Person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

                    (c)     At any time after the one-year anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent cash and any other instruments (including certificates for shares of Parent Common Stock) in its possession relating to the transactions contemplated by this Agreement which had been made available to the Exchange Agent and which have not been distributed to holders of Certificates.  Thereafter, each holder of a Certificate, representing shares converted pursuant to Section 2.7(a), may surrender such Certificate to Parent and (subject to applicable abandoned property, escheat or other similar laws) receive in exchange therefor the consideration payable in respect thereto pursuant to

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Section 2.7(a), Section 2.9 and Section 2.10(e), without interest, but shall have no greater rights against Parent than may be accorded to general creditors of Parent under applicable law.  Notwithstanding the foregoing, none of Parent, the Surviving Company or the Exchange Agent shall be liable to any stockholder of the Company (or Company Stockholder) for shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) whose Certificates have been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                    (d)     At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.  From and after the Effective Time, the holders of Certificates evidencing ownership of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable law.

                    (e)     No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock the holder is entitled to receive and no Merger Consideration, or any cash in lieu of fractional shares pursuant to Section 2.9, shall be paid to such holder until the holder of such Certificate surrenders such Certificate in accordance with the provisions of this Agreement.  Upon such surrender, Parent shall cause to be paid to the Person in whose name the certificates representing the Parent Common Stock shall be issued in respect of such surrendered Certificate, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender.  In no event shall the Person entitled to receive such dividends or distributions be entitled to receive interest thereon.

                    Section 2.11    Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of any fractional shares of Parent Common Stock), and dividends or distributions, if any, as may be required to be issued or paid pursuant to Section 2.7(a), Section 2.9 and Section 2.10(e); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                    Section 2.12    Withholding Rights.  Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, or cash in lieu of fractional shares, if any, or dividends or distributions, if any, otherwise payable pursuant to this Agreement to any stockholder of the Company such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any

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provision of state, local, or foreign Tax law.  To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder, in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

                    Section 2.13    Company Payments.  Notwithstanding any other provision of this Agreement, in the event that counsel for Parent or the Company shall in good faith determine that the payment of all or any portion of any amount required to be paid in cash by the Company as a result of any of the transactions contemplated under this Agreement (each a “Company Payment” and collectively, the “Company Payments”), which cash is attributable to a borrowing incurred by the Company, Parent, or any subsidiary or affiliate of Parent or Company, would prevent counsel from rendering an opinion described in Sections 7.2(d) or 7.3(f) hereof, then, to the extent necessary to enable such counsel to render such opinion and subject to the receipt of any necessary consents, each party identified by the Company in its sole and absolute discretion that is entitled to receive the Company Payments shall instead receive a number of shares of Parent Common Stock (if necessary, rounded up to the next whole number of shares) equal to:  (x) the sum of (1) the dollar amount of the Company Payment and (2) 3% of the amount in (1), which represents the estimated brokerage fees and other selling costs and expenses that reasonably could be expected to be incurred by such party if such party decided to sell such shares of Parent Common Stock received pursuant to this Section 2.13, divided by (y) the average closing price per share of Parent Common Stock on the NYSE for the period of ten trading days immediately preceding the Effective Time.  Parent shall withhold from any payment of Parent Common Stock pursuant to this Section 2.13 any taxes required to be withheld.  At Parent’s request, the Company shall use its reasonable best efforts to obtain any such necessary consents prior to the Effective Time.  Notwithstanding the fact that a Company Payment would otherwise or ordinarily have been paid by the Company prior to the Effective Time, if paid in shares of Parent Common Stock pursuant to this Section 2.13, such Company Payment shall be made by Parent as soon as practicable after the Effective Time.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent that the statements contained in this Article III are true and correct except as set forth herein or in the disclosure schedule delivered by the Company to Parent on or before the date of this Agreement (the “Company Disclosure Schedule”) or as otherwise limited herein.

                    Section 3.1      Organization and Qualification.  The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company power and authority to own and operate its business as presently conducted.  The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or the nature of its activities makes such qualification necessary, except for such failures of the

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Company and any of its Subsidiaries to be so qualified as would not, when taken with all other such failures, cause a Company Material Adverse Effect.  The Company and each of its Subsidiaries have previously made available to Parent true and correct copies of their Organizational Documents as in effect on the date hereof.

                    Section 3.2      Authorization; Validity and Effect of Agreement.  The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby subject to the adoption and approval of the Agreement and the approval of the Merger by the requisite vote of the holders of Company Common Stock (such adoption and approval being the “Company Voting Proposal”).  The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board and all other necessary corporate action on the part of the Company, other than the adoption and approval of this Agreement and the approval of the Merger by the requisite vote of the holders of the Company Common Stock, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Company Transactions.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  No consents are necessary under the Stockholders Agreement with respect to the execution and performance by the Company of this Agreement and the consummation of the Merger.  All necessary approvals of the general partner of the Operating Partnership have been obtained with respect to the Merger and the other transactions contemplated by this Agreement.

                    Section 3.3      Capitalization.

                    (a)     As of the date hereof and as of the date of the Effective Time the authorized shares of capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 50,000,000 shares of excess stock, par value $.01 per share (“Excess Stock”), and 10,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”).  As of the close of business on September 30, 2002, (i) 27,887,840 shares of Company Common Stock were issued and outstanding, and (ii) no shares of Excess Stock or Company Preferred Stock were issued and outstanding.  From October 1, 2002 to the date hereof, no shares of Company Capital Stock have been issued or reserved for issuance, except for shares of Company Common Stock issued in respect of the exercise, conversion or exchange of Company Stock Rights or Company OP Units outstanding on September 30, 2002 or as set forth in Section 3.3(a) of the Company Disclosure Schedule.  As of the date hereof there are a total of 29,210,719 Partnership Units outstanding, of which 1,323,504 Partnership Units are owned by limited partners of the Operating Partnership and 27,887,840 Partnership Units are owned by the Company.

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                    (b)     Section 3.3(b) of the Company Disclosure Schedule sets forth as of the date hereof, for the Company Stock Plan, the dates on which Company Stock Rights under such plan were granted, the number of outstanding Company Stock Rights granted on each such date, the number and class of shares of Company Capital Stock for or into which each such Company Stock Right is exercisable, convertible or exchangeable and the exercise price thereof.  Except (i) as set forth in this Section 3.3(b), (ii) as described in Section 3.3(b) of the Company Disclosure Schedule, and (iii) for the rights to convert Company OP Units into Company Common Stock pursuant to the Operating Partnership Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock or any other equity interests of the Company, or its Subsidiaries or other voting securities of the Company or its Subsidiaries or obligating the Company or its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking and neither the Company nor its Subsidiaries has granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of the Company or the Operating Partnership or the value of Company Common Stock or any other equity interests of the Company or the Operating Partnership.

                    (c)     There are no outstanding or contingent obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any other equity interests in the Company or the capital stock or ownership interests of any Subsidiary of the Company, other than the Company’s obligation to exchange Company Common Stock for Company OP Units pursuant to the Operating Partnership Agreement.

                    (d)     All shares of Company Common Stock subject to issuance as specified in Section 3.3(b) hereof or in Section 3.3(b) of the Company Disclosure Schedule, are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, including payment of any exercise price in respect thereof, will be validly issued, fully paid and nonassessable.

                    (e)     There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any of its Subsidiaries issued and outstanding.  There are no voting trusts, proxies or other voting agreements with respect to the equity interests in the Company to which the Company or any of its Subsidiaries is a party.

                    Section 3.4      Subsidiaries.  The only Subsidiaries of the Company are those set forth in Section 3.4 of the Company Disclosure Schedule.  All of the outstanding shares of capital stock of each of the Company’s Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the Company’s Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued.  All shares of capital stock of (or other ownership interests in) each of the Company’s

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Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.  Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of the Company or which would require any Subsidiary of the Company to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

                    Section 3.5      Other Interests.  Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or has the right or option to acquire, directly or indirectly, any interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person, other than the rights held by the Company or its Subsidiaries identified in Section 3.4 of the Company Disclosure Schedule.

                    Section 3.6      No Conflict; Required Filings and Consents.

                    (a)     Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will:  (i) assuming the Company Voting Proposal is approved, conflict with the Company’s Organizational Documents or the Organizational Documents of any of its Subsidiaries; (ii) assuming satisfaction of the requirements set forth in Section 3.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries or any of their Assets; or (iii) violate, breach, require consent under, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries under, or result in the creation or imposition of any lien upon any Assets or business of the Company or any of its Subsidiaries under, or give rise to any Third Party’s right of first refusal or other similar right under, any note, bond, indenture, mortgage, deed of trust, lease, or permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective Assets are bound or encumbered, or give any Person the right to require the Company or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind, except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not cause a Company Material Adverse Effect.

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                    (b)     Except as set forth in Section 3.6 of the Company Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Operating Partnership Amendment by the Company or any of its Subsidiaries or the consummation by the Company or its Subsidiaries of the Company Transactions, other than (A) the filing with the SEC of the Proxy Statement/Prospectus and such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act, as may be required in connection with this Agreement; (B) the filing of Articles of Merger pursuant to the MGCL; (C) filings with the NYSE; (D) such filings and approvals as may be required by any applicable state securities or “blue sky” laws (“Blue Sky Laws”) or Environmental Laws; (E) business, operating and occupancy licenses and permits; and (F) such consents, approvals, authorizations, permits, registrations, declarations and filings the failure to make or obtain which would not, in the aggregate, cause a Company Material Adverse Effect.

                    Section 3.7      Compliance.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in compliance with all foreign, federal, state and local laws and regulations applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, cause a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 1999, or has Knowledge of any written notice received by it at any time, asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (A) matters being contested in good faith and set forth in Section 3.7 of the Company Disclosure Schedule and (B) such failures as would not, individually or in the aggregate, cause a Company Material Adverse Effect.

                    Section 3.8      SEC Documents.

                    (a)     The Company has filed with the SEC all reports, schedules, statements and other documents required to be filed by the Company or any of its Subsidiaries with the SEC since December 31, 1999 (collectively, the “Company SEC Reports”).  As of their respective dates, with respect to Company SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to Company SEC Reports filed pursuant to the Securities Act, the Company SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by the Company with the SEC after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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                    (b)     Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, stockholders’ equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

                    (c)     Except as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of September 30, 2002, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) from September 30, 2002 to the date hereof (iii) liabilities incurred after the date hereof that are permitted by Section 5.1 hereof and (iv) other liabilities or obligations which would not, individually or in the aggregate, cause a Company Material Adverse Effect.

                    Section 3.9      Absence of Certain Changes.  Except as set forth in the Company SEC Reports and except for the transactions expressly contemplated hereby, from September 30, 2002 to the date hereof, the Company and its Subsidiaries have conducted their respective businesses substantially in the ordinary and usual course consistent with past practices (including the incurrence of trade indebtedness and secured debt assumed in connection with the acquisition of properties by the Company and its Subsidiaries or the disposition of assets listed in Section 3.9 of the Company Disclosure Schedule and construction activities at the Company Real Property listed in Section 3.9 of the Company Disclosure Schedule), and there has not been any change in the Company’s business, operations, condition (financial or otherwise), results of operations, Assets or liabilities, except for changes contemplated hereby or changes which, individually or in the aggregate, have not caused a Company Material Adverse Effect.

                    Section 3.10    Litigation.  Except as set forth in the Company SEC Reports or as set forth in Section 3.10 of the Company Disclosure Schedule, there is no Action (i) instituted, (ii) pending and served upon the Company or any of its Subsidiaries, or (iii) to the Knowledge of the Company, pending and not served upon the Company or its Subsidiaries, or threatened, in each case against the Company or any of its Subsidiaries or any of their respective Assets which, individually or in the aggregate, directly or indirectly, has caused a Company Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against the Company any of its Subsidiaries or any of their respective Assets or any statute, rule or order of any Governmental Entity applicable to the Company or any of its Subsidiaries which, individually or in the aggregate, has caused a Company Material Adverse Effect.

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                    Section 3.11    Taxes.

                    (a)     The Company and its Subsidiaries have (i) duly filed (or there have been filed on their behalf) with the appropriate Governmental Entities all Tax Returns required to be filed by them (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and such Tax Returns are true, correct and complete in all material respects, (ii) duly paid in full, or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for, all Taxes required to have been paid by them, whether or not shown to be due on such Tax Returns and (iii) withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

                    (b)     Neither the Company nor any of its Subsidiaries has received a written claim by any authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

                    (c)     Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received a written notice of any threatened audits with respect to taxable years ended on or after December 31, 1993, with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries.  With respect to taxable years ended on or after December 31, 1993, neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted against the Company or any of its Subsidiaries any deficiency or claim for Taxes;

                    (d)     Section 3.11(d) of the Company Disclosure Schedule sets forth each year for which an extension to file Tax Returns has been requested and for which such Tax Returns have not yet been filed;

                    (e)     There are no Encumbrances for Taxes upon any Assets of the Company or any Subsidiary thereof, except for Permitted Encumbrances, and no written power of attorney that has been granted by the Company or any of its Subsidiaries (other than to the Company or a Subsidiary or Deloitte & Touche LLP) currently is in force with respect to any matter relating to Taxes;

                    (f)     Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or which would result in a disallowed deduction under Section 162(m) of the Code;

                    (g)     There are no, and at the Closing Date there will be no, Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and, after the Closing Date, neither the Company nor any of its Subsidiaries

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shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date;

                    (h)     None of the Company and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                    (i)      Since the Company’s taxable year ended December 31, 1993, the Company has not incurred and does not expect to incur through the Closing Date any liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business.  To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or its Subsidiaries; and

                    (j)      The Company (i) for all taxable years commencing with its taxable year ending December 31, 1993 through the December 31 immediately prior to the Effective Time, has elected and has been subject to federal and state taxation as a REIT and has satisfied all requirements to qualify as a REIT for federal and state Tax purposes for such years, (ii) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal and state Tax purposes and will continue to operate through the Effective Time in such a manner so as to so qualify for the taxable year ending on the date of the Effective Time, (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the Company’s Knowledge, threatened.  Each Subsidiary of the Company that is a state law partnership or limited liability company has been since its formation and continues to be treated for federal and state income Tax purposes as a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation.  Each other Subsidiary of the Company has been and continues to be treated for federal and state income Tax purposes as a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.  Neither the Company nor any Subsidiary of the Company holds any Asset the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under Notice 88-19 or the Treasury Regulations promulgated under Code Section 337.

                    Section 3.12    Employee Benefit Plans.

                    (a)     The Company has listed in Section 3.12 of the Company Disclosure Schedule all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans of the Company and its Subsidiaries and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, change in control, severance and other similar employee

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benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any ERISA Affiliate of the Company or any Subsidiary of the Company (together, the “Company Employee Plans”).

                    (b)     With respect to each Company Employee Plan, the Company has made available to Parent, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Company Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Company Employee Plan and (iv) the most recent actuarial report or valuation relating to a Company Employee Plan subject to Title IV of ERISA.

                    (c)     With respect to the Company Employee Plans, individually and in the aggregate, no event has occurred, and to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability that will have a Company Material Adverse Effect under ERISA, the Code or any other applicable law.  There is no Company Employee Plan that is subject to Title IV of ERISA or is a Multiemployer Plan.

                    (d)     With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accrued or otherwise properly disclosed in the footnotes in accordance with GAAP, in the financial statements of the Company, which obligations will cause a Company Material Adverse Effect.

                    (e)     Except as disclosed in Company SEC Reports filed prior to the date of this Agreement, and except as set forth in Section 3.12(e) of the Company Disclosure Schedule, or as provided for in this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of the Company or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (ii) agreement with any officer of the Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

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                    Section 3.13    Properties.

                    (a)     Section 3.13(a) of the Company Disclosure Schedule identifies:

                             (i)     all real properties (by name and location) owned by the Company or its Subsidiaries (the “Company Owned Property”) as of the date hereof, which are all of the real properties owned by them as of the date hereof; and

                             (ii)    all real properties leased or operated by the Company or its Subsidiaries as lessee (the “Company Leased Property”) as of the date hereof, which are all of the real properties so leased or operated by them.  The Company Owned Property and the Company Leased Property is referred to herein collectively as the “Company Real Property.”

                    (b)     The Company and its Subsidiaries have obtained title insurance policies for the Company Real Property listed in Section 3.13(b) of the Company Disclosure Schedule, and no material claims have been made against any such policies by an insured party thereunder.  With respect to the Company Real Property not listed in Section 3.13(b) of the Company Disclosure Schedule, the Company or its Subsidiaries has valid title to the Company Owned Property, and a valid leasehold interest in the Company Leased Property, sufficient to allow each of the Company and its Subsidiaries to conduct their business as and where currently conducted.  Each Company Real Property is not subject to any Encumbrances, except for any Permitted Encumbrances.

                    (c)     Except as set forth on Section 3.13(c) of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, the Company Real Property is not encumbered by any debt.

                    (d)     To the Company’s Knowledge, all (i) certificates, permits or licenses from any Governmental Entity having jurisdiction over any Company Real Property and (ii) agreements, easements or other rights, necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Real Property or to permit the lawful use and operation of all driveways, roads, and other means of egress and ingress to and from any Company Real Property have been obtained and are in full force and effect, except where the failure to obtain or maintain the same would not cause a Company Material Adverse Effect, and there is no pending threat of modification or cancellation of the same.  No Company Real Property is located outside of the United States and neither the Company nor any of its Subsidiaries conducts its business of owning, leasing or operating properties outside of the United States.  All work to be performed, payments to be made and financial undertakings required to be taken by the Company or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to a Company Real Property has been paid or undertaken, as the case may be, except where the failure to pay such amount or undertake such action would not cause a Company Material Adverse Effect.

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                    (e)     Neither the Company nor any of its Subsidiaries has received since January 1, 1999 any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any Company Real Property issued by any Governmental Entity which would cause a Company Material Adverse Effect.  Since January 1, 1999, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity with jurisdiction over the Company or any such Subsidiaries to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any Company Real Property or (ii) any zoning, building or similar law, code, ordinance or regulation is being violated by the maintenance, operation or use of any buildings or other improvements on any Company Real Property or by the maintenance, operation or use of the parking areas, except where any such written notice of such a proceeding or violation would not, individually or in the aggregate, cause a Company Material Adverse Effect.

                    (f)     Except as would not cause, individually or in the aggregate, a Company Material Adverse Effect and except as set forth in Section 3.13(f) of the Company Disclosure Schedule, to the Company’s Knowledge, (i) there are no structural defects relating to any Company Real Property, (ii) there is no Company Real Property whose building systems are not in working order in any material respect (ordinary wear and tear excepted), (iii) there is no uninsured physical damage to any Company Real Property in an amount in excess of $150,000 with respect to any individual property, except for the payment by the Company of a deductible under the applicable insurance policy, and (iv) there is no current renovation or restoration to any Company Real Property the remaining cost of which exceeds $150,000 with respect to any individual property.

                    (g)     True and correct copies of the Company Leases as amended as of the date hereof have been delivered to, or made available for review by, Parent.  Section 3.13(g) of the Company Disclosure Schedule lists the following information with respect to the Company Leases:

                              (i)     the name of the lessee;

                              (ii)     the expiration date of the Company Lease; and

                              (iii)     the amount (or method of determining the amount) of minimum monthly base rentals due under each Company Lease.

                    (h)     The Company has delivered to Parent a copy of their respective aging of accounts receivable as of September 30, 2002, which copy is true and correct in all material respects.  Except as set forth in Section 3.13(h) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries has delivered written notice to any tenant under any Company Lease, alleging that such tenant is in default thereunder, other than with respect to defaults that have been cured or waived or which would not, individually or in the aggregate, cause a Company Material Adverse Effect.

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                    (i)      There are no agreements, written or oral, between the Company or any of its Subsidiaries and any other Person relating to the use and occupancy of the Company Real Property by a Person other than the Company or any of its Subsidiaries other than the Company Leases.  Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, as of the date hereof, no defaults (unless subsequently cured) by the Company or its Subsidiaries have been alleged in writing by the lessees (and received by the Company or any of its Subsidiaries) thereunder that have not been cured in all material respects and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in default under any Company Lease other than such defaults which would not, individually or in the aggregate, cause a Company Material Adverse Effect.

                    Section 3.14    Contracts.

                    (a)     Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Contracts in effect as of the date hereof, other than the Company Contracts which are listed as an exhibit to the Company’s most recent annual report on Form 10-K or a subsequent quarterly report on Form 10-Q.  Each copy of a Company Contract which has been delivered to, or made available for review by, Parent is a true and correct copy of such Company Contract as amended to date.

                    (b)     As of the date of this Agreement, (i) there is no breach or violation of or default by the Company or any of its Subsidiaries under any of the Company Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Company Contracts, which breach, violation or default referred to in clauses (i) or (ii), individually or in the aggregate with other such breaches, violations or defaults referred to in clauses (i) or (ii), would cause a Company Material Adverse Effect.  True copies of the Company Contracts in effect as of the date hereof have been delivered or made available to Parent.

                    Section 3.15    Labor Relations.  Except as set forth in Section 3.15 of the Company Disclosure Schedule or as would not cause a Company Material Adverse Effect, (i) there are no controversies pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees; (ii) neither the Company nor any of its Subsidiaries is a party, or otherwise subject, to any collective bargaining agreement or similar contract; (iii) there are no proceedings asserting unfair labor practice charges pending against the Company or any of its Subsidiaries before the National Labor Relations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of the Company or any of its Subsidiaries; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

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                    Section 3.16    Environmental Matters.

                    (a)     Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, the Company, each of its Subsidiaries and, to the Knowledge of the Company, each tenant or operator of Company Real Property (i) have obtained all permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws by the Company or its Subsidiaries and (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws, except where the failure to obtain such permits, licenses or other authorizations or to comply with such terms and conditions or limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables would not, individually or in the aggregate, cause a Company Material Adverse Effect.

                    (b)     Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, the Company, each of its Subsidiaries and, to the Knowledge of the Company, each tenant or operator of Company Real Property have not received a written notice of and have no Knowledge of any present or unremediated past violations of Environmental Laws, or of any event, incident or Action preventing continued compliance with such Environmental Laws, or which could give rise to any common law environmental liability, or form the basis of any Action against the Company or any of its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any Hazardous Material or otherwise relating to protection of human health or the environment.

                    Section 3.17    Opinion of Financial Advisor.  The Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Company Financial Advisor”), as of the date of this Agreement, to the effect that the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.  The Company has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by such Company Financial Advisor, the inclusion of the entirety of such fairness opinion (or a reference thereto) in the proxy statement/prospectus to be sent to Company Stockholders in connection with the meeting of the Company Stockholders (the “Company Stockholders Meeting”) to consider this Agreement and the Merger (the “Proxy Statement/Prospectus”) and the registration statement on Form S-4 pursuant to which the issuance of shares of Parent Common Stock to be issued in the Merger will be registered under the Securities Act (the “Registration Statement”), of which the Proxy Statement/Prospectus will form a part.

                    Section 3.18    Brokers.  No broker, finder or investment banker (other than the Company Financial Advisor, the fees and expenses of which shall be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has heretofore furnished to Parent a

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complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any such payment.

                    Section 3.19    Vote Required.  The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company’s equity interests necessary to approve the Company Voting Proposal.  The Company Board, at a meeting duly called and held, subject to its right to withdraw its support of the Merger and recommend an Acquisition Proposal pursuant to Section 6.3 hereof, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company Stockholders, (b) approved this Agreement and the Merger, (c) has declared that this Agreement and the Merger are advisable, and (d) resolved to recommend that the holders of Company Common Stock approve this Agreement and the Merger.

                    Section 3.20    Tax Matters.  Neither the Company nor any of its controlled Affiliates has taken or agreed to take any action, nor does the Company have Knowledge of any circumstances, that (without regard to any action taken or agreed to be taken by Parent or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                    Section 3.21    Insurance.  The Company has made available to Parent true and correct copies of all fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries as of the date hereof.

                    Section 3.22    Takeover Provisions Inapplicable.  The Company has taken all action necessary, if any, to exempt transactions between Parent and the Company and its Affiliates from the operation of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute enacted under the laws of the State of Maryland.  The Company does not have a stockholder rights plan in effect.

                    Section 3.23    No Material Adverse Effect.  Since January 1, 1999, except as disclosed in the Company SEC Reports, to the Knowledge of the Company, no fact, circumstance or condition has arisen or existed that could reasonably be expected to cause a Company Material Adverse Effect.

                    Section 3.24    Affiliate Transactions.  Except as set forth in the Company SEC Reports or as permitted by this Agreement, from December 31, 2001 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliates (other than wholly-owned Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

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                    Section 3.25    No Existing Discussions.  As of the date hereof, the Company is not in breach of its obligations set forth in the eleventh paragraph (relating to negotiations of an Acquisition Proposal with a third party) of the Confidentiality Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct except as set forth herein or in the disclosure schedule delivered by Parent to the Company on or before the date of this Agreement (the “Parent Disclosure Schedule”) or as otherwise limited herein.

                    Section 4.1      Organization and Qualification.  Parent and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company power and authority to own and operate its business as presently conducted.  Parent and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or the nature of its activities makes such qualification necessary, except for such failures of Parent and any of its Subsidiaries to be so qualified as would not, when taken with all other such failures, cause a Parent Material Adverse Effect.  Parent has previously made available to the Company true and correct copies of its and its Subsidiaries’ Organizational Documents as in effect on the date hereof.

                    Section 4.2      Authorization; Validity and Effect of Agreement.  Each of Parent and Merger Sub has the requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by each of Parent and Merger Sub and the performance by it of its respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub and all other necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Parent Transactions.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

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                    Section 4.3      Capitalization.

                    (a)     As of the date hereof and as of the Effective Time, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 30,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”).  As of the close of business on September 30, 2002, 33,583,520 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding.  From October 1, 2002 to the date hereof, no shares of Parent Capital Stock have been issued or reserved for issuance, except for shares of Parent Common Stock issued in respect of the exercise, conversion or exchange of Parent Stock Rights or Parent DownREIT Units outstanding on September 30, 2002.  Each of the Parent DownREITs is a Subsidiary of Parent.  As of the date hereof, (i) the non-managing members of Portland DownREIT own 432,617 Parent DownREIT Units which represents a 22.77% ownership interest in Portland DownREIT, with the remaining ownership interests owned by the Parent or its Subsidiaries; (ii) the limited partners of Pinecreek DownREIT own 54,869 Parent DownREIT Units which represents a 25.28% ownership interest in PineCreek DownREIT, with the remaining ownership interests owned by the Parent or its Subsidiaries; and (iii) the non-managing members of Rancho DownREIT own 314,587 Parent DownREIT Units which represents an 84% ownership interest in Rancho DownREIT, with the remaining ownership interests owned by the Parent or its Subsidiaries.

                    (b)     Section 4.3(b) of the Parent Disclosure Schedule sets forth as of the date hereof, for each Parent Stock Plan, the dates on which Parent Stock Rights under such plan were granted, the number of outstanding Parent Stock Rights granted on each such date, the number and class of Parent Capital Stock for or into which each such Parent Stock Right is exercisable, convertible or exchangeable and the exercise price thereof.  Except (i) as set forth in this Section 4.3(b), (ii) as described in Section 4.3(b) of the Parent Disclosure Schedule, and (iii) the rights to convert Parent DownREIT Units into shares of Parent Common Stock pursuant to the Parent DownREIT Operating Agreements, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Parent Capital Stock or any other equity interests of Parent or its Subsidiaries or other voting securities of Parent or its Subsidiaries or obligating Parent or its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking and neither Parent nor its Subsidiaries have granted any stock appreciation rights or any other contractual rights the value of which is derived from the financial performance of Parent or the value of shares of Parent Capital Stock.

                    (c)     There are no outstanding or contingent obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or the stock or ownership interests of any Subsidiary of Parent, other than Parent’s obligation to exchange Parent Common Stock for Parent DownREIT Units pursuant to the Parent DownREIT Operating Agreements.

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                    (d)     All shares of Parent Common Stock subject to issuance as specified in Section 4.3(b) hereof, or in Section 4.3(b) of the Parent Disclosure Schedule, are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, including payment of any exercise price in respect thereof, will be validly issued, fully paid and nonassessable.

                    (e)     There is no Voting Debt of Parent or any of its Subsidiaries issued and outstanding.  There are no voting trusts, proxies or other voting agreements with respect to the shares of stock of Parent to which Parent or any of its Subsidiaries is a party.

                    (f)     As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any lien, and as of the Effective Time, all of the issued and outstanding shares of the common stock of Merger Sub will be owned by Parent free and clear of any lien.

                    Section 4.4      Subsidiaries.  Other than Merger Sub and Subsidiaries of Parent formed or acquired after the date hereof in connection with the acquisition of real property in the ordinary course of business, the only Subsidiaries of Parent are those set forth in Section 4.4 of the Parent Disclosure Schedule.  All of the outstanding shares of capital stock (including shares which may be issued upon exercise of outstanding options) of each of Parent’s Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of Parent’s Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued.  Except as set forth in Section 4.4 of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of Parent or which would require any Subsidiary of Parent to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

                    Section 4.5      Other Interests.  Except as set forth in Section 4.5 of the Parent Disclosure Schedule, neither Parent nor any of Parent’s Subsidiaries owns or has the right or option to acquire, directly or indirectly, any interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person, other than Parent’s Subsidiaries identified in Section 4.4 of the Parent Disclosure Schedule.

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                    Section 4.6      No Conflict; Required Filings and Consents.

                    (a)     Neither the execution and delivery of this Agreement nor the performance by Parent and Merger Sub of their respective obligations hereunder, nor the consummation of the transactions contemplated hereby, will:  (i) conflict with Parent’s Organizational Documents or the Organizational Documents of any of its Subsidiaries; (ii) assuming satisfaction of the requirements set forth in Section 4.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to Parent or any of its Subsidiaries or any of their Assets; or (iii) except as set forth in Section 4.6(a)(iii) of the Parent Disclosure Schedule, violate, breach, require consent under, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Parent or any of its Subsidiaries under, or result in the creation or imposition of any lien upon any Assets or business of Parent or any of its Subsidiaries under or give rise to any Third Party’s right of first refusal, or other similar right, under any note, bond, indenture, mortgage, deed of trust, lease, or permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective Assets are bound or encumbered, or give any Person the right to require Parent or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind, except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not cause a Parent Material Adverse Effect.

                    (b)     Except as set forth in Section 4.6(a) or 4.6(b) of the Parent Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, Merger Sub or any of their applicable Subsidiaries or the consummation by Parent and Merger Sub of the Parent Transactions, other than (A) the filing with the SEC of the Registration Statement and such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act, as may be required in connection with this Agreement; (B) the filing of Articles of Merger pursuant to the MGCL; (C) filings with the NYSE; (D) such filings and approvals as may be required by any applicable state securities or Blue Sky Laws or Environmental Laws; (E) business, operating and occupancy licenses and permits; and (F) such consents, approvals, authorizations, permits, registrations, declarations and filings, the failure to make or obtain which would not, in the aggregate, cause a Parent Material Adverse Effect.

                    Section 4.7      Compliance.  Except as set forth in Section 4.7 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, cause a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries has received written notice since January 1, 1999, or has Knowledge of any written notice received by it at any time, asserting a failure, or possible

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failure, to comply with any such law or regulation, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (A) matters being contested in good faith and set forth in Section 4.7 of the Parent Disclosure Schedule and (B) such failures as would not, individually or in the aggregate, cause a Parent Material Adverse Effect.

                    Section 4.8      SEC Documents.

                    (a)     Parent has filed with the SEC all reports, schedules, statements and other documents required to be filed by Parent or any of its Subsidiaries with the SEC since December 31, 1999 (collectively, the “Parent SEC Reports”).  As of their respective dates, with respect to Parent SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to Parent SEC Reports filed pursuant to the Securities Act, the Parent SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by Parent with the SEC after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                    (b)     Each of the consolidated balance sheets included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows of Parent included in or incorporated by reference into Parent SEC Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

                    (c)     Except as set forth in the Parent SEC Reports, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of Parent as of September 30, 2002, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) from September 30, 2002 to the date hereof, (iii) other liabilities incurred after the date hereof that are permitted by Section 5.2 hereof, and (iv) liabilities or obligations which would not, individually or in the aggregate, cause a Parent Material Adverse Effect.

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                    Section 4.9      Absence of Certain Changes.  Except as set forth in the Parent SEC Reports and except for the transactions expressly contemplated hereby, from September 30, 2002 to the date hereof, Parent and its Subsidiaries have conducted their respective businesses substantially in the ordinary and usual course consistent with past practices (including the incurrence of trade indebtedness and secured debt assumed in connection with the acquisition of properties by Parent or its Subsidiaries), and there has not been any change in Parent’s business, operations, condition (financial or otherwise), results of operations, Assets or liabilities, except for changes contemplated hereby or changes which, individually or in the aggregate, have not caused or will not cause a Parent Material Adverse Effect.

                    Section 4.10    Litigation.  Except as set forth in the Parent SEC Reports or as set forth in Section 4.10 of the Parent Disclosure Schedule, there is no Action (i) instituted, (ii) pending and served upon Parent or any of its Subsidiaries or (iii) to the Knowledge of Parent, pending and not served on Parent or threatened, in each case against Parent, any of its Subsidiaries or any of their respective Assets which, individually or in the aggregate, directly or indirectly, has caused a Parent Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against Parent, any of its Subsidiaries or any of their respective Assets, or any statute, rule or order of any Governmental Entity applicable to Parent or any of its Subsidiaries which, individually or in the aggregate, has caused a Parent Material Adverse Effect.

                    Section 4.11    Taxes.

                    (a)     Parent and its Subsidiaries have (i) duly filed (or there have been filed on their behalf) with the appropriate Governmental Entities all Tax Returns required to be filed by them (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and such Tax Returns are true, correct and complete in all material respects, (ii) duly paid in full, or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for, all Taxes required to have been paid by them, whether or not shown to be due on such Tax Returns and (iii) withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

                    (b)     Neither Parent nor any of its Subsidiaries has received a written claim by any authority in a jurisdiction where any of Parent and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

                    (c)     Neither Parent nor any of its Subsidiaries has received a written notice of any threatened audits with respect to taxable years ended on or after December 31, 1997, with respect to Taxes or Tax Returns of Parent or any of its Subsidiaries.  With respect to taxable years ended on or after December 31, 1997, neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted against Parent or any of its Subsidiaries any deficiency or claim for Taxes;

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                    (d)     Section 4.11(d) of the Parent Disclosure Schedule sets forth each year for which an extension to file Tax Returns has been requested and for which such Tax Returns have not yet been filed;

                    (e)     There are no Encumbrances for Taxes upon any Assets of Parent or any Subsidiary thereof, except for Permitted Encumbrances, and no written power of attorney that has been granted by Parent or any of its Subsidiaries (other than to Parent or a Subsidiary) currently is in force with respect to any matter relating to Taxes;

                    (f)     Except as set forth in Section 4.11(f) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or which could result in a disallowed deduction under Section 162(m) of the Code;

                    (g)     There are no, and at the Closing Date there will be no, Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and, after the Closing Date, neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date;

                    (h)     None of Parent and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (ii) has any liability for the Taxes of any Person (other than any of Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                    (i)     Since Parent’s taxable year ended December 31, 1997, Parent has not incurred and does not expect to incur through the Closing Date any liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, and neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business.  To the Knowledge of Parent, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Parent or its Subsidiaries; and

                    (j)     Parent (i) for all taxable years commencing with its taxable year ending December 31, 1997 through the December 31 immediately prior to the Effective Time, has elected and has been subject to federal and state taxation as a REIT and has satisfied all requirements to qualify as a REIT for federal and state Tax purposes for such years, (ii) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal and state Tax purposes and will continue to operate through the Effective Time in such a manner so as to so qualify for the taxable year ending on the date of the Effective Time, (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to

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Parent’s Knowledge, threatened.  Each Subsidiary of Parent that is a state law partnership or limited liability company has been since its formation and continues to be treated for federal and state income Tax purposes as a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation.  Each other Subsidiary of Parent has been and continues to be treated for federal and state income Tax purposes as a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.  Except as set forth in Section 4.11(j) of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent holds any Asset the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under Notice 88-19 or the Treasury Regulations promulgated under Code Section 337.

                    Section 4.12    Employee Benefit Plans.

                    (a)     Parent has listed in Section 4.12 of the Parent Disclosure Schedule all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans of Parent and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, change in control, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Parent or any ERISA Affiliate of Parent, or any Subsidiary of Parent (together, the “Parent Employee Plans”).

                    (b)     With respect to each Parent Employee Plan, Parent has made available to the Company, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Parent Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Parent Employee Plan and (iv) the most recent actuarial report or valuation relating to a Parent Employee Plan subject to Title IV of ERISA.

                    (c)     With respect to the Parent Employee Plans, individually and in the aggregate, no event has occurred, and to the Knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent could be subject to any liability that will have a Parent Material Adverse Effect under ERISA, the Code or any other applicable law.  There is no Company Employee Plan that is subject to Title IV of ERISA or is a Multiemployer Plan.

                    (d)     With respect to the Parent Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accrued or otherwise properly disclosed in the footnotes in accordance with GAAP, in the financial statements of Parent, which obligations will cause a Parent Material Adverse Effect.

                    (e)     Except as disclosed in Parent SEC Reports filed prior to the date of this Agreement, and except as set forth in Section 4.12(e) of the Parent Disclosure Schedule, or as provided for in this Agreement, neither Parent nor any of its Subsidiaries is a party to any oral or

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written (i) agreement with any officer or other key employee of Parent or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Parent of the nature contemplated by this Agreement, (ii) agreement with any officer of Parent providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                    Section 4.13    Properties.

                    (a)     Section 4.13(a) of the Parent Disclosure Schedule identifies:

                              (i)     all real properties (by name and location) owned by Parent or its Subsidiaries (the “Parent Owned Property”) as of the date hereof, which are all of the real properties owned by them as of the date hereof; and

                              (ii)    all real properties leased or operated by Parent or its Subsidiaries as lessee (the “Parent Leased Property”) as of the date hereof, which are all of the real properties so leased or operated by them.  The Parent Owned Property and the Parent Leased Property is referred to herein collectively as the “Parent Real Property.”

                    (b)     Parent and its Subsidiaries have obtained title insurance policies for the Parent Real Property listed in Section 4.13(b) of the Parent Disclosure Schedule, and no material claims have been made against any such policies by an insured party thereunder.  With respect to the Parent Real Property not listed in Section 4.13(b) of the Parent Disclosure Schedule, Parent has valid title to the Parent Owned Property, and a valid leasehold interest in the Parent Leased Property, sufficient to allow each of Parent and its Subsidiaries to conduct its business as and where currently conducted.  Each Parent Real Property is not subject to any Encumbrances, except for any Permitted Encumbrances.

                    (c)     Except as set forth on Section 4.13(c) of the Parent Disclosure Schedule or as disclosed in the Parent SEC Reports, the Parent Real Property is not encumbered by any debt.

                    (d)     To Parent’s Knowledge, all (i) certificates, permits or licenses from any Governmental Entity having jurisdiction over any Parent Real Property and (ii) agreements, easements or other rights, necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Real Property or to permit the lawful use and operation of all driveways, roads, and other means of egress and ingress to and from any Parent Real Property have been obtained and are in full force and effect except where the failure to obtain or maintain the same would not cause a Parent Material Adverse Effect and there is no pending threat of

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modification or cancellation of the same.  All work to be performed, payments to be made and financial undertakings required to be taken by Parent or its Subsidiaries prior to September 30, 2002 pursuant to any contract entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to a Parent Real Property has been paid or undertaken, as the case may be, except where the failure to pay such amount or undertake such action would not cause a Parent Material Adverse Effect.

                    (e)     Parent has not received since January 1, 1999 any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any Parent Real Property issued by any Governmental Entity which would cause a Parent Material Adverse Effect.  Since January 1, 1999, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity with jurisdiction over Parent or any such Subsidiaries to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any Parent Real Property or (ii) any zoning, building or similar law, code, ordinance or regulation is being violated by the maintenance, operation or use of any buildings or other improvements on any Parent Real Property or by the maintenance, operation or use of the parking areas, except where any such written notice of such a proceeding or violation would not, individually or in the aggregate, cause a Parent Material Adverse Effect.

                    (f)     Except as would not cause, individually or in the aggregate, a Parent Material Adverse Effect, to Parent’s Knowledge, (i) there are no structural defects relating to any Parent Real Property, (ii) there is no Parent Real Property whose building systems are not in working order in any material respect (ordinary wear and tear excepted), (iii) there is no uninsured physical damage to any Parent Real Property in an amount in excess of $150,000 with respect to any individual property, except for the payment by the Parent of a deductible under the applicable insurance policy, and (iv) there is no current renovation or restoration to any Parent Real Property the remaining cost of which exceeds $150,000 with respect to any individual property.

                    (g)     True and correct copies of the Parent Leases as amended as of the date hereof have been delivered to, or made available for review by, the Company.  Section 4.13(g) of the Parent Disclosure Schedule lists the following information with respect to the Parent Leases:

                              (i)     the name of the lessee;

                              (ii)    the expiration date of the Parent Lease; and

                              (iii)   the amount (or method of determining the amount) of minimum monthly base rentals due under each Parent Lease.

                    (h)     Parent has delivered to the Company a copy of its aging of accounts receivable as of September 30, 2002, which copy is true and correct in all material respects.  Except as set forth in Section 4.13(h) of the Parent Disclosure Schedule, as of the date hereof,

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neither Parent nor any of its Subsidiaries has delivered written notice to any tenant under any Parent Lease alleging that such tenant is in default thereunder, other than with respect to defaults that have been cured or waived or which would not, individually or in the aggregate, cause a Parent Material Adverse Effect.

                    (i)     There are no agreements, written or oral, between Parent or any of its Subsidiaries and any other Person relating to the use and occupancy of the Parent Real Property by a Person other than Parent or any of its Subsidiaries other than the Parent Leases. Except as set forth in Section 4.13(i) of the Parent Disclosure Schedule, as of the date hereof, no defaults (unless subsequently cured) by Parent or its Subsidiaries have been alleged in writing by the lessees thereunder (and received by Parent or any of its Subsidiaries) that have not been cured in all material respects and, to the Knowledge of Parent, none of Parent nor any of its Subsidiaries is in default under any Parent Lease other than such defaults which would not, individually or in the aggregate, cause a Parent Material Adverse Effect.

                    Section 4.14    Contracts.

                    (a)     Section 4.14(a) of the Parent Disclosure Schedule contains a complete and accurate list of all Parent Contracts in effect as of the date hereof, other than the Parent Contracts which are listed as an exhibit to Parent’s most recent annual report on Form 10-K or a subsequent quarterly report on Form 10-Q.  Each copy of a Parent Contract which has been delivered to, or made available for review by, the Company is a true and correct copy of such Parent Contract as amended to date.

                    (b)     As of the date of this Agreement, (i) there is no breach or violation of or default by Parent or any of its Subsidiaries under any of the Parent Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to Parent or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Parent Contracts, which breach, violation or default referred to in clauses (i) or (ii), individually or in the aggregate with other such breaches, violations or defaults referred to in clauses (i) or (ii), would cause a Parent Material Adverse Effect.  True copies of the Parent Contracts in effect as of the date hereof have been delivered or made available to the Company.

                    Section 4.15    Labor Relations.  Except as set forth in Section 4.15 of the Parent Disclosure Schedule, or as would not cause a Parent Material Adverse Effect, (i) there are no controversies pending or, to the Knowledge of Parent, threatened between Parent or any of its Subsidiaries and any of their respective employees; (ii) neither Parent nor any of its Subsidiaries is a party, or otherwise subject, to any collective bargaining agreement or similar contract; (iii) there are no proceedings asserting unfair labor practice charges pending against Parent or any of its Subsidiaries before the National Labor Relations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of Parent or any of its Subsidiaries; and (iv) there is no strike, slowdown, work

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stoppage or lockout, or, to the Knowledge of Parent, threat thereof, by or with respect to any employees of Parent or any of its Subsidiaries.

                    Section 4.16    Environmental Matters.

                    (a)     Except as set forth in Section 4.16(a) of the Parent Disclosure Schedule, Parent, each of its Subsidiaries and, to Parent’s Knowledge, each tenant or operator of Parent Real Property (i) have obtained all permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws by Parent or its Subsidiaries; (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws except where the failure to obtain such permits, licenses or other authorizations or to comply with such terms and conditions or limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables would not, individually or in the aggregate, cause a Parent Material Adverse Effect.

                    (b)     Except as set forth in Section 4.16(b) of the Parent Disclosure Schedule, Parent, each of its Subsidiaries and, to Parent’s Knowledge, each tenant or operator of Parent Real Property have not received a written notice of and have no Knowledge of any present or unremediated past violations of Environmental Laws, or of any event, incident or Action preventing continued compliance with such Environmental Laws, or which could give rise to any common law environmental liability, or form the basis of any Action against Parent or any of its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any Hazardous Material or otherwise relating to protection of human health or the environment.

                    Section 4.17    Brokers.  No broker, finder or investment banker (other than Credit Suisse First Boston, the fees and expenses of which shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.  Parent has heretofore furnished to the Company a complete and correct copy of all agreements between Parent and Credit Suisse First Boston pursuant to which such firm would be entitled to any such payment.

                    Section 4.18    Vote Required.  This Agreement has been approved by Parent, as the sole stockholder of Merger Sub.  No other vote of holders of any class or series of securities of Parent or Merger Sub is necessary to approve this Agreement and the Parent Transactions.

                    Section 4.19    Tax Matters.  Neither Parent nor any of its Affiliates has taken or omitted or agreed to take or omit any action, nor does Parent have Knowledge of any circumstances, that (without regard to any action taken or omitted or agreed to be taken or omitted by the Company or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Parent has no Knowledge of

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any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                    Section 4.20    Interim Operations of Merger Sub.  Merger Sub was formed on November 1, 2002 solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, has no liabilities or obligations and has conducted its operations only as contemplated hereby.

                    Section 4.21    Insurance.  Parent has made available to the Company true and correct copies of all fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Parent or any of its Subsidiaries as of the date hereof.

                    Section 4.22    No Material Adverse Effect.  Since January 1, 1999, except as disclosed in the Parent SEC Reports, to the Knowledge of Parent no fact, circumstance or condition has arisen or existed that could reasonably be expected to cause a Parent Material Adverse Effect.

                    Section 4.23    Exemption from Limitation on Ownership of Parent Common Stock.  Prior to the Effective Time, Parent Board will, subject to customary limitations and exceptions, exempt the Lazard Entities from the limitation on a person owning shares of Parent Common Stock contained in the Parent Organizational Documents to allow the Lazard Entities to initially own in the aggregate such number of shares of Parent Common Stock as will be received by the Lazard Entities in the Merger (such number of shares to be subject to downward adjustment to reflect the sale by the Lazard Entities of shares of Parent Common Stock received by the Lazard Entities in the Merger), provided that prior to the Effective Time Parent receives from the Lazard Entities (A) representations in a form reasonably acceptable to the Parent Board to the effect that (i) Prometheus Western Retail, LLC is wholly-owned by Prometheus Western Retail Trust; (ii) Prometheus Western Retail Trust is wholly-owned by LF Strategic Realty Investors L.P., and (iii) to the best of the knowledge of LF Strategic Realty Investors L.P., on the date hereof, no Person now owns, actually or constructively (within the meaning of Code Section 856(h)), an interest in excess of 50% in LF Strategic Realty Investors L.P., and (B) a covenant in a form reasonably acceptable to the Parent Board to the effect that, if LF Strategic Realty Investors L.P. acquires actual knowledge in the future that any Person owns, actually or constructively (within the meaning of Code Section 856(h)), an interest in excess of 50% in LF Strategic Realty Investors L.P., LF Strategic Realty Investors L.P. will promptly notify Parent of that fact.

                    Section 4.24    Prior Stock Ownership.  Neither Parent nor any Subsidiary of Parent owns, directly or indirectly, nor have they owned during the past five years, directly or indirectly, any stock, securities or other instruments giving the holder thereof the right to acquire any such stock or securities of the Company.  Neither Parent nor Merger Sub nor any affiliate thereof is an “interested stockholder” or an “affiliate” of an interested stockholder (both as

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defined in Section 3-601 of the MGCL) of the Company for purposes of Section 3-602 of the MGCL.

ARTICLE V.
CONDUCT OF BUSINESS PENDING THE MERGER

                    Section 5.1      Conduct of Business of the Company Pending the Merger.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees as to itself and each of its Subsidiaries, except to the extent that Parent shall otherwise consent in writing, or as expressly contemplated or permitted by this Agreement, or as otherwise indicated in Section 5.1 of the Company Disclosure Schedule, or as required by a Governmental Entity of competent jurisdiction, to carry on its business in the ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, in the ordinary course in substantially the same manner as previously paid, to pay or perform its other material obligations when due in the ordinary course in substantially the same manner as previously paid or performed, to maintain insurance coverages and its books, accounts and records in the usual manner generally consistent with past practices, to comply in all material respects with all applicable laws, ordinances and regulations of Governmental Entities, to maintain and keep its properties and equipment in good repair, working order and condition (except ordinary wear and tear), and, to the extent consistent with such business, use all reasonable efforts, generally consistent with past practices and policies, to preserve intact its present business organization and its relationships with officers, employees and others having business dealings with it; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed to be a breach of this paragraph of Section 5.1 unless such action would constitute a breach of one or more of such other provisions.  Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the written consent of Parent, the Company shall not and shall not permit any of its Subsidiaries to:

                    (a)     adopt or propose any amendment to its Organizational Documents, except as contemplated by this Agreement;

                    (b)     (i) except as set forth on Section 5.1(b) of the Company Disclosure Schedule, issue, pledge or sell (other than upon exercise of Company Stock Rights outstanding on the date of this Agreement upon payment of the exercise price thereof and withholding of any taxes required to be withheld or upon the exercise of rights of the limited partners in the Operating Partnership to convert or exchange their Company OP Units outstanding on the date of this Agreement into Company Common Stock), or propose or authorize the issuance, pledge or sale, or grant any options or make any other agreements with respect to, any of its shares of capital stock or any other of its securities, (ii) amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of the Company or any of its Subsidiaries,

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including without limitation, the Company Stock Rights and the Company Stock Plan, or authorize cash payments in exchange for any options granted under any of such plans, or (iii) adopt or implement any stockholder rights plan;

                    (c)     except as set forth in or permitted by Sections 5.3, 5.4 and 6.14, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its stock or beneficial interests (including any dividend distribution payable in, or otherwise make a distribution of, shares of capital stock of any existing or subsequently formed Subsidiary of the Company), except (i) the regular quarterly cash dividend paid by the Company for the fourth quarter of 2002 in an amount not to exceed $0.06 per share of Company Common Stock, (ii) in the event the Closing Date is on or after March 15, 2003, the regular quarterly cash dividend paid by the Company for the first quarter of 2003 in an amount not to exceed $0.12 per share of Company Common Stock, (iii) the regular distributions that are required to be made in respect of the Company OP Units in connection with any dividends paid on the Company Common Stock, (iv) and dividends or distributions made to the Company or any Subsidiary of the Company.

                    (d)     split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its stock or beneficial interests, or any of its other securities, except exchanges of Company OP Units for Company Common Stock, in accordance with the Operating Partnership Agreement;

                    (e)     increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay any benefit, grant or award not required by any Company Employee Plan (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock  or performance units) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any of its Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, including any Benefit Arrangement, Pension Plan or Welfare Plan, except, in any case referred to in this Section 5.1(e) (i) to the extent required by applicable law or regulation, (ii) pursuant to and as required by any collective bargaining agreements or Company Employee Plan as in effect on the date of this Agreement, (iii) for salary and benefit increases in the ordinary course of business consistent with past practice to employees other than officers of the Company and employees earning an annual base salary in excess of $100,000, (iv) pursuant to Section 2.8, or (v) as disclosed in Section 5.1(e) of the Company Disclosure Schedule to the extent not otherwise required by any Company Employee Plan.  For the avoidance of doubt, no payment set forth in Section 5.1(e) of the Company Disclosure Schedule shall be duplicative of any payment otherwise required by any Company Employee Plan, as set forth in subsection (ii) above.

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                    (f)     (i) sell, pledge, dispose of, grant or encumber any of the Assets of the Company or any of its Subsidiaries consisting of stock or partnership interests of its Subsidiaries or fee interests in real property, other than sales of Assets listed on Schedule 5.1(f)(i) of the Company Disclosure Schedule, (ii) acquire any Assets consisting of fee interests in real property (other than real property listed in Section 5.1(f)(ii) of the Company Disclosure Schedule), or (iii) acquire any other Assets or (including, without limitation, by merger, consolidation, lease or acquisition of stock or Assets) any interest in a corporation, partnership, other business organization or any division thereof (or a substantial portion of the Assets thereof) in an aggregate amount exceeding $1,000,000; provided that nothing herein shall prevent the Company or its Subsidiaries from entering into leases, as landlord, of their real property Assets and provided further that the Company shall notify Parent of the acquisition by the Company or any of its Subsidiaries of any interest in a corporation, partnership, other business organization or any division thereof (or a substantial portion of the Assets thereof) prior to any such acquisition;

                    (g)     except as required under any Company Contracts in effect as of the date hereof or as set forth in Section 5.1(g) of the Company Disclosure Schedule, (i) incur, assume or pre-pay any debt for borrowed money, other than pursuant to credit or other agreements in effect as of the date hereof, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iii) make or acquire any loans, advances or capital contributions to, or investments in, any other Person (including advances to employees), except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company, or (iv) enter into any “keep well” or other agreement to maintain the financial condition of another entity (other than the Company or any of its wholly-owned Subsidiaries);

                    (h)     make, alter or rescind any material express or deemed election relating to Taxes, settle or compromise any material Action relating to Taxes, amend in any material respect any material Tax return except in each case in the ordinary course of business consistent with past practice or as required by law, or except as may be required by applicable law, make any change to any of its material methods of reporting income or deductions (including, without limitation, any change to its methods or basis of write-offs of accounts receivable) for federal income Tax purposes from those employed in the preparation of its federal income Tax return for the taxable year ending December 31, 2001;

                    (i)      pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities;

                    (j)      other than in the ordinary course of business and consistent with past practice, waive any rights of substantial value or make any payment, direct or indirect, of any material liability of the Company or of any of its Subsidiaries before the same comes due in accordance with its terms;

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                    (k)     fail to maintain its existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies or, as reasonably determined by the Company, property policies with increased coverage limits to adequately insure all Company Real Property;

                    (l)      change in any material manner its methods of accounting as in effect on September 30, 2002 except as required by GAAP, or take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

                    (m)    make any material modification or amendment or terminate any of the Company Contracts, except as necessary to effectuate the construction of Company Real Property identified on Section 3.9 of the Company Disclosure Schedule, or waive, release or assign any material rights or claims other than in the ordinary course of business and consistent with past practice (provided that the Company is expressly permitted to waive its right to terminate Company Leases in the event of non-material or non-recurring breaches by tenants);

                    (n)     take, or agree to commit to take, any action that would cause the representations and warranties of the Company contained herein, individually or in the aggregate, not to be true and correct in all material respects;

                    (o)     engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Company Affiliates which involves the transfer of consideration or has a financial impact on the Company, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement or disclosed on the Company Disclosure Schedule;

                    (p)     take or agree to take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization as described in Section 368(a) of the Code;

                    (q)     except as stated in the budgets set forth in Section 5.1(q) of the Company Disclosure Schedule, make or commit to make any capital expenditures (other than capital expenditures for the repair or maintenance of capital Assets) that exceed $2,500,000 in the aggregate, excluding capital expenditures made with funds (A) held in like kind escrows established prior to the date hereof in accordance with Section 1031 of the Code or (B) obtained as proceeds from insurance policies due to the destruction, loss or impairment of capital Assets;

                    (r)      compromise, or settle any litigation or arbitration proceedings involving payments by the Company or its Subsidiaries in excess of $100,000 per litigation or arbitration, or $500,000 in the aggregate; or

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                    (s)     enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing, except as permitted above.

                    Section 5.2      Conduct of Business of Parent Pending the Merger.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees as to itself and each of its Subsidiaries (including Merger Sub), except to the extent that the Company shall otherwise consent in writing, or as expressly contemplated or permitted by this Agreement, or as otherwise indicated in Section 5.2 of the Parent Disclosure Schedule, or as required by a Governmental Entity of competent jurisdiction, to carry on its business in the ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, in the ordinary course in substantially the same manner as previously paid, to pay or perform its other material obligations when due in the ordinary course in substantially the same manner as previously paid or performed, to maintain insurance coverages and its books, accounts and records in the usual manner generally consistent with past practices, to comply in all material respects with all applicable laws, ordinances and regulations of Governmental Entities, to maintain and keep its properties and equipment in good repair, working order and condition (except ordinary wear and tear), and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization and its relationships with officers, employees and customers, suppliers, distributors, and others having business dealings with it; provided, however, that no action by Parent or any of its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.2 shall be deemed to be a breach of this paragraph of Section 5.2 unless such breach would constitute a breach of one or more of such other provisions.  Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the written consent of the Company, Parent shall not and shall not permit any of its Subsidiaries to:

                    (a)     adopt or propose any amendment to its Organizational Documents that could reasonably be expected to adversely affect the Company Stockholders;

                    (b)     except as set forth in or permitted by Sections 5.3 and 6.15, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its stock or beneficial interests (including any dividend distribution payable in, or otherwise make a distribution of, shares of capital stock of any existing or subsequently formed Subsidiary of Parent), except the regular quarterly dividend paid by Parent in an amount not to exceed $0.50 per share of Parent Common Stock, distributions that are required to be made in respect of the Parent DownREIT Units in connection with any dividends paid on the shares of Parent Common Stock, and dividends or distributions made to Parent or any subsidiary of Parent;

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                    (c)     split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its common stock, or any of its other securities, except for (i) redemptions and transfers of Parent Common Stock required under Parent’s charter in order to preserve the status of Parent as a REIT under the Code, and (ii) conversions or redemptions of Parent DownREIT Units for cash, Parent Common Stock or otherwise in accordance with the Organizational Documents of the Parent DownREITs;

                    (d)     (i) sell, pledge, dispose of, grant or encumber any of the Assets of Parent or any of its Subsidiaries consisting of stock or partnership interests of its Subsidiaries or fee interests in real property, other than sales or dispositions of Assets in an aggregate amount not to exceed $75,000,000, (ii) acquire any Assets consisting of fee interests in real property, other than Assets in an aggregate amount not to exceed $75,000,000; (iii) acquire all or substantially all of the assets of any company, division or line of business of any Person, if the aggregate value of such assets exceeds $75,000,000; or (iv) agree to enter into any merger, reorganization, share exchange, business combination or similar transaction pursuant to which Parent Stockholder will receive any consideration (whether payable in cash, securities, property or other consideration) in exchange for their shares of Parent Common Stock; provided that nothing herein shall prevent Parent or its Subsidiaries from entering into leases of their real property Assets;

                    (e)     enter into any line of business that is not a part of, related to or in support of the retail shopping center business conducted by Parent as of the date hereof;

                    (f)     take or agree to take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization as described in Section 368(a) of the Code;

                    (g)     issue, pledge or sell, or propose or authorize the issuance, pledge or sale, or grant any options or make any other agreements with respect to, any of its shares of capital stock; provided, however, the foregoing restrictions shall not apply to (A) securities issued upon exercise of Parent Stock Rights upon payment of the exercise price thereof, (B) securities issued upon exercise of rights of the equity holders in the Parent DownREITs to convert their Parent DownREIT Units into shares of Parent Common Stock, (C) stock options or restricted stock awarded to directors, officers or employees of the Company pursuant to the Parent Stock Plans, (D) securities issued pursuant the Parent’s dividend reinvestment plan or (E) securities issued pursuant to Article II of this Agreement; or

                    (h)     enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

                    Section 5.3      Continued Qualification as a Real Estate Investment Trust; Final Company Dividend.  From and after the date hereof through the Effective Time, each of Company and Parent will maintain its respective qualification as a “real estate investment trust” under the Code and the rules and regulations thereunder.  Without limiting the generality of the

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foregoing and notwithstanding anything to the contrary set forth in this Agreement, if necessary to enable the Company to make aggregate dividend distributions during its final taxable period equal to the Minimum Distribution Dividend, the Company shall declare and pay a dividend (the “Final Company Dividend”) to holders of Company Common Stock in an amount equal to the minimum dividend sufficient to permit the Company to make aggregate dividend distributions during its final taxable period equal to the Minimum Distribution Dividend.  If the Company determines it is necessary to declare the Final Company Dividend, it shall notify Parent at least ten days prior to the date for the Company Stockholders Meeting so that Parent may declare and pay a dividend per share to holders of Parent Common Stock in an amount per share equal to the quotient obtained by dividing (x) the Final Company Dividend per Company Common Share by (y) the Exchange Ratio.  For purposes of this paragraph, the term “Minimum Distribution Dividend” shall mean a distribution with respect to the Company’s taxable year ending at the Effective Time which is sufficient to allow the Company to (i) satisfy the distribution requirements set forth in Section 857(a) of the Code, and (ii) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

                    Section 5.4      Dividend Payment Coordination.  Each of Parent and the Company shall coordinate with the other the declaration of its regular dividend payable with respect to the fourth quarter of 2002, and shall designate the same date as its record date (the “Designated Record Date”) for such dividend, provided that such record date shall be no earlier than December 15, 2002 and no later than January 15, 2003, unless otherwise agreed to by Parent and the Company.  In the event that the Closing shall not have occurred prior to March 15, 2003, each of Parent and the Company shall coordinate with the other the declaration of its regular dividend payable with respect to the first quarter of 2003, and shall designate March 15, 2003 as its record date for such dividend.

ARTICLE VI.
ADDITIONAL AGREEMENTS

                    Section 6.1      Preparation of Form S-4 and the Proxy Statement; Stockholder Meeting.

                    (a)     As promptly as practicable after the execution of this Agreement, the Company and Parent shall cooperate with each other regarding, and, prepare and file with the SEC, the Proxy Statement/Prospectus and Parent shall prepare and file the Registration Statement (in which the Proxy Statement/Prospectus will be included).  The Company and Parent will cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.  Each of Parent and the Company shall use all reasonable efforts to have or cause the Proxy Statement/Prospectus to be cleared by the SEC and to cause the Registration Statement to become effective as promptly as practicable.  Without limiting the generality of the foregoing, each of the Company and Parent shall cause its respective Representatives to fully cooperate with the other Party and its respective

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Representatives in the preparation of the Proxy Statement/Prospectus and the Registration Statement, and shall, upon request, furnish the other Party with all information concerning it and its Affiliates as the other may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus and the Registration Statement.  The Company hereby agrees that the recommendations of the Company Board described in Section 3.19 (subject to the right of the Company Board to withdraw, amend or modify such recommendation in accordance with Section 6.3) shall be included in the Registration Statement and the Proxy Statement/Prospectus.  Parent shall use commercially reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger and will pay all filing fees incident thereto.  As promptly as practicable after the Registration Statement becomes effective, the Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders.  Parent shall comply with its obligations under Section 3(a)(i) of the Lazard Rights Agreement.

                    (b)     The Company and Parent each agrees that none of the information supplied by it or its Subsidiaries to be included or incorporated by reference in the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, will, on the date of the mailing of the Proxy Statement/Prospectus or any amendment or supplement thereto, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Company and Parent each agrees that none of the information supplied by it or its Subsidiaries to be included or incorporated by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                    (c)     Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company and Parent shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Proxy Statement/Prospectus or the Registration Statement, and (ii) the Company and Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Proxy Statement/Prospectus or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings.

                    (d)     The Company shall take all action necessary to duly call the Company Stockholders Meeting, to be held as promptly as practicable for the purpose of voting upon the approval of the Company Voting Proposal.  Subject to the right of the Company Board to withdraw, amend or modify such recommendation in accordance with Section 6.3, the Company shall, through its board of directors, recommend to its stockholders adoption of this Agreement and approval of the Merger and related matters, and the Company shall use its best efforts to

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solicit from its stockholders proxies in favor of the Company Voting Proposal.  Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 6.1(d) to call and conduct the Company Stockholders Meeting shall not be affected by the commencement, public proposal or communication to the Company of any Acquisition Proposal.

                    Section 6.2      Cooperation; Notice; Cure.  Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and the Company shall confer on a regular and frequent basis with one or more Representatives of the other Party to report on the general status of ongoing operations.  Each of Parent and the Company shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as reasonably practicable after it becomes known to such Party, that causes or will cause any covenant or agreement of Parent or the Company, as the case may be, under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Parent or the Company contained in this Agreement.  No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

                    Section 6.3      No Solicitation.

                    (a)     Subject to Section 6.3(b), unless and until this Agreement shall have been terminated by either party pursuant to Article VIII hereof, the Company shall not take or cause, directly or indirectly (through representatives, agents or otherwise), any of the following actions with any party other than Parent or its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any part of its business, assets or capital stock whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise, other than an offer or proposal with respect to a sale transaction permitted under Section 5.1 hereof (each of the foregoing, an “Acquisition Proposal”); (ii) disclose, in connection with an Acquisition Proposal, any information or provide access to its properties, books or records, except as required by law or pursuant to a governmental request for information; (iii) enter into or execute any agreement relating to an Acquisition Proposal; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal other than with respect to the Merger, or as otherwise required by applicable law.  This Section 6.3(a) shall not limit the ability of the Company and its Subsidiaries to sell Assets in accordance with Section 5.1(f) hereof.

                    (b)     Notwithstanding the foregoing, in response to a bona fide, unsolicited, written Acquisition Proposal from a Third Party (that does not result from a breach of this Section 6.3), the Company Board may, and may authorize and permit the Company’s officers, directors, employees, financial advisors, representatives, or agents to, (i) provide such Third Party with nonpublic information, (ii) otherwise facilitate any effort or attempt by such Third Party to make such Acquisition Proposal, (iii) agree to or recommend or endorse any such

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Acquisition Proposal with or by any Third Party, (iv) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, its approval and recommendation of the Merger and this Agreement, and (v) participate in discussions and negotiations with such Third Party relating to such Acquisition Proposal, if and only to the extent that (x) the Company Board believes in good faith (after consultation with its financial advisor and legal counsel) that such Acquisition Proposal is more favorable or is likely to result in an Acquisition Proposal that is more favorable to Company Stockholders than the Merger and is made by a Person believed by the Company Board to be reasonably capable of completing such Acquisition Proposal (a “Superior Proposal”), (y) in the case of clauses (iii) and (iv) only, the Company Board, after having consulted with and considered the advice of outside counsel, has reasonably determined in good faith that the failure of the Company Board to take the actions specified in clauses (iii) or (iv) would result in a breach of its legal duties to the Company or the Company Stockholders under applicable law and (z) the Third Party has entered into a confidentiality agreement pertaining to nonpublic information regarding the Company containing terms in the aggregate no more favorable to the Third Party than those in the Confidentiality Agreement.  In the event the Company Board withdraws or modifies its approval of the Merger and this Agreement as herein provided, the Merger and this Agreement shall nevertheless be submitted to the Company Stockholders for their consideration and approval in accordance with Section 3-105(d) of the MGCL.  For a period of not less than five Business Days after Parent’s receipt of notice of a Superior Proposal, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal.  The Company shall not enter into any agreement implementing an Acquisition Proposal prior to the termination of this Agreement in accordance with Section 8.1.

                    (c)     The Company shall notify Parent reasonably promptly after receipt by the Company (or any of its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the Company’s properties, books or records by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal.  Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.  If the Acquisition Proposal is believed by the Company Board to be a Superior Proposal, the Company shall promptly (but in any event within one calendar day) furnish to Parent all of the terms of such proposal and copies of any proposed agreement relating thereto.  The Company shall promptly (but in any event within one calendar day) advise Parent in writing of any material changes to the terms and conditions of any Acquisition Proposal.

                    (d)     Nothing contained in this Section 6.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to its stockholders if the Company Board determines in good faith after consultation with its outside counsel that failure to do so would reasonably be expected to result in a breach of its statutory duties to the Company or its stockholders under any applicable law, provided, however, that neither the Company nor the

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Company Board nor any committee thereof may, except as expressly permitted by this Section 6.3 or required by Rule 14e-2 promulgated under the Exchange Act, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

                    Section 6.4      Access to Information.  Upon reasonable notice, each of Parent and the Company (and each of their respective Subsidiaries) shall afford to the other Party and its Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records and, during such period, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other (a) copies of monthly financial reports and development reports, (b) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal or state securities laws and (c) all other information concerning its business, Assets, personnel and tax status as the other Party may reasonably request; provided, however, the foregoing shall not require the Company or Parent to permit any inspection or disclose any information that would result in the disclosure of confidential information of Third Parties or violate a confidentiality obligation of such party or any material bearing on an Acquisition Proposal made prior to the date of this Agreement by any Third Party, or any advice or analysis by the Company or any of its representatives or any such Third Party or any such Acquisition Proposal or of any report from its financial advisors, counsel or management regarding Parent.  Each Party making such requests will hold any such information furnished to it by the other Party or Parties which is nonpublic in confidence in accordance with the letter agreement dated as of October 10, 2002, between Parent and the Company (the “Confidentiality Agreement”).  All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person designated by such officers.  No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Merger.

                    Section 6.5      Termination of Company’s 401(k) Plan.  Unless Parent otherwise requests in writing, prior to the Closing, the Company Board shall (i) adopt resolutions terminating, effective prior to the Effective Time, the Company’s 401(k) Plan (“Company 401(k) Plan”) and (ii) amend the Company 401(k) Plan in the manner necessary to cause the tax-qualified status of such Company 401(k) Plan to be maintained at the time of termination.

                    Section 6.6      Governmental Approvals.

                    (a)     The Parties shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, consents, variances, exemptions, orders, approvals and authorizations of all Third Parties and Governmental Entities which are necessary to consummate the transactions

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contemplated by this Agreement (“Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals.  Each of the Parties shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause their respective Representatives and other Affiliates to, file within 30 days after the date hereof, and in all events shall file within 60 days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith.  Parent and the Company shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Parent and the Company, as the case may be, and any of their respective Subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, each of Parent and the Company (the “Notifying Party”) will notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other Party with copies of all correspondence between the Notifying Party or any of its Representatives and Governmental Entities with respect to Governmental Approvals.

                    (b)     Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.  Parent and the Company shall take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or thereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.

                    (c)     Notwithstanding the foregoing or any other provision of this Agreement, Parent shall have no obligation or affirmative duty under this Section 6.6 to cease or refrain from the ownership of any Assets, or the association with any Person which association is material to the operations of Parent, whether on the date hereof or at any time in the future.

                    Section 6.7      Publicity.  Parent and the Company shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or obligations pursuant to any listing agreement with, or rules of any national securities exchange.

                    Section 6.8      Affiliate Agreements.  No later than 45 days prior to the Closing the Company shall deliver to Parent a list identifying, in the view of the Company, each person

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who will be, at the time of the Company Stockholders Meeting, a Company Affiliate.  The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list and shall notify Parent in writing regarding any change in the identity of the Company Affiliates prior to the Closing Date; provided, however, that no such Person identified to Parent shall be added to the list of Company Affiliates if Parent shall receive from the Company, on or before the date of the Company Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not a Company Affiliate.  The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent as promptly as practicable but in no event later than 15 days prior to the Closing an Affiliate Agreement, in the form attached hereto as Exhibit B, from each of its Affiliates.

                    Section 6.9      Tax Treatment of Reorganization.

                    (a)     The Parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code and shall use their best efforts (and shall cause their respective Subsidiaries to use their best efforts) to cause the Merger to so qualify.  Neither the Company, Parent, nor any of their respective Subsidiaries or other controlled Affiliates shall take any action that is not specifically provided for by this Agreement that could be reasonably likely to adversely affect the treatment of the Merger as a reorganization under Section 368(a) of the Code.  Parent and the Company shall, and shall cause their respective Subsidiaries to, take the position for all purposes that the Merger qualifies as a reorganization under that Section of the Code.  None of the Company, Parent, or any Subsidiary of either makes any representation or warranty to the other(s) or to any stockholder regarding the tax treatment of the Merger or whether the Merger will qualify as a reorganization under the Code.  Each of the Company, Parent, and the Subsidiaries of both acknowledge that they are relying on their own advisors in connection with the tax treatment of the Merger and the other transactions contemplated by this Agreement.

                    (b)     Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate and use their best efforts in obtaining the opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, and Latham & Watkins, counsel to Parent, dated as of the Closing Date, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  Parent and Company shall, and shall cause their respective Subsidiaries to, use their best efforts to provide Skadden, Arps, Slate, Meagher & Flom LLP and Latham & Watkins with such representations or certificates as may reasonably be required to enable such counsel to render the opinions referred to in the preceding sentence.

                    Section 6.10    Further Assurances and Actions.  Subject to the terms and conditions herein, each of the Parties agrees to use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable on its part under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using their respective reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations,

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qualifications and orders of Governmental Entities and parties to contracts with each Party as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such Party pursuant to this Agreement, subject, in the case of the Company, to the rights of the Company and the Company Board under Sections 6.3(b), 6.3(d) and 8.1(f).

                    Section 6.11    Stock Exchange Listing.  Parent shall use its best efforts to list on the NYSE prior to the Effective Time, subject to official notice of issuance, the shares of Parent Common Stock to be issued in the Merger.

                    Section 6.12    Letter of the Company’s Accountants.  The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Deloitte & Touche LLP, the Company’s independent auditors, dated (i) a date within two Business Days before the date on which the Registration Statement shall become effective and (ii) the Closing Date, in each case addressed to Parent and its directors, in form reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                    Section 6.13    Letter of Parent’s Accountants.  Parent shall use all reasonable efforts to cause to be delivered to the Company and Parent a letter of KPMG LLP, Parent’s independent auditors, dated (i) a date within two Business Days before the date on which the Registration Statement shall become effective and (ii) the Closing Date, in each case addressed to the Company and its directors, in form reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                    Section 6.14    Company REIT Status.  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking, and the Company hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of the Company Board, upon advice of counsel, is legally necessary for the Company to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to Company Stockholders in accordance with Section 5.3 or otherwise.

                    Section 6.15    Parent REIT Status.  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking, and Parent hereby agrees to take any action at any time or from time to time that in the reasonable judgment of Parent Board, upon advice of counsel, is legally necessary for Parent to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on, prior to or including the Effective Time, including without limitation, making dividend or distribution payments to stockholders of Parent, in accordance with Section 5.3 or otherwise.

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                    Section 6.16    Obtaining Consents.

                    (a)     Parent shall give (or shall cause its Subsidiaries to give) any notices to Third Parties, and use, and cause its Subsidiaries to use, their reasonable best efforts to obtain any Third Party consents related to or required in connection with the Merger that are (i) disclosed or required to be disclosed in the Parent Disclosure Schedule or (ii) required to prevent a Parent Material Adverse Effect from occurring prior to or after the Effective Time.

                    (b)     The Company shall give (or shall cause its Subsidiaries to give) any notices to Third Parties, and use, and cause its Subsidiaries to use, their reasonable best efforts to obtain any Third Party consents related to or required in connection with the Merger that are (i) disclosed or required to be disclosed in the Company Disclosure Schedule, or (ii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time.

                    Section 6.17    Non-Solicitation of Employees.  During the period from the date hereof to the earlier of the Effective Time and the one year anniversary date of the termination of this Agreement, neither Party hereto will, or will permit their respective Subsidiaries to, employ or solicit for employment any of the officers or management level employees of the other Party hereto.

                    Section 6.18    Indemnification and Insurance.

                    (a)     From and after the Effective Time, the Surviving Company shall provide exculpation and indemnification for each Person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, or director of the Company or any of its Subsidiaries, (the “Indemnified Parties”) which is at least as favorable to such persons as the exculpation and indemnification provided to the Indemnified Parties by the Company and its Subsidiaries immediately prior to the Effective Time in their respective Organizational Documents, as in effect on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement.

                    (b)     In addition to the rights provided in Section 6.18(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including without limitation, any action by or on behalf of any or all security holders of the Company or Parent, or any Subsidiary of the Company or Parent, or by or in the right of the Company or Parent, or any Subsidiary of the Company or Parent, or any claim, action, suit, proceeding or investigation (collectively, for this Section 6.18 “Claims”) in which any Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer, employee or director of the Company or any of its Subsidiaries or any action or omission or alleged action or omission by such Person in his capacity as an officer, employee or director, or (ii) this Agreement or the transactions contemplated thereby, whether in any case asserted or arising before or after the Effective Time, Parent and the Surviving Company (the “Indemnifying

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Parties”) shall from and after the Effective Time jointly and severally indemnify and hold harmless the Indemnified Parties from and against any losses, claims, liabilities, expenses (including reasonable attorneys’ fees and expenses), judgments, fines or amounts paid in settlement arising out of or relating to any such Claims.  Parent, the Surviving Company and the Indemnified Parties hereby agree to use their reasonable best efforts to cooperate in the defense of such Claims.  In connection with any such Claim, the Indemnified Parties shall have the right to select and retain one counsel, at the cost of the Indemnifying Parties, subject to the consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed) and more than one counsel if the interests of such Indemnified Persons with respect to such Claim diverge or could be reasonably expected to diverge.  In addition, after the Effective Time, in the event of any such threatened or actual Claim, the Indemnifying Parties shall promptly pay and advance reasonable expenses and costs incurred by each Indemnified Person as they become due and payable in advance of the final disposition of the Claim to the fullest extent and in the manner permitted by law.  Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnified Party, such undertaking to be accepted without regard to the creditworthiness of the Indemnified Party, to repay any expenses advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such expense.  Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law.  In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Party shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.  Any Indemnified Party wishing to claim indemnification under this Section 6.18, upon learning of any such Claim, shall promptly notify the Indemnifying Parties of such Claim and the relevant facts and circumstances with respect thereto; provided however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties’ ability to defend such Claim; and provided, further, however, that no Indemnified Party shall be obligated to provide any notification pursuant to this Section 6.18(b) prior to the Effective Time.

                    (c)     For six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to the Company’s directors and officers, as the case may be, currently covered by such insurance than those of such policy in effect on the date of this Agreement; provided, that in the event that the aggregate premiums for maintaining such insurance for the benefit of persons currently covered by the Company’s officers’ and directors’ insurance policy under this Section 6.18(c) are in excess of $750,000, then Parent shall

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only be obligated to maintain such insurance coverage as is reasonably available for such amount.

                    (d)     This Section 6.18 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Parent, including without limitation the Surviving Company.  Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.18 and Parent acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 6.18.

                    (e)     In the event that the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 6.18, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

                    Section 6.19    Termination of Stockholders Agreement.

          At or prior to Closing, the Company shall enter into the Agreement to Terminate Stockholders Agreement, attached hereto as Exhibit C.

                    Section 6.20    Company OP Units.  From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, comply with Section 11.2.B(ii) of the Operating Partnership Agreement in connection with the Merger.

ARTICLE VII.
CONDITIONS OF MERGER

                    Section 7.1      Conditions to Obligation of each Party to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                    (a)     the Company Voting Proposal shall have been approved by the Company Stockholders in the manner required under the MGCL, the rules of the NYSE and the Organizational Documents of the Company;

                    (b)     no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction and no other legal restraint or prohibition shall be in effect which prohibits, restrains or enjoins the

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consummation of the Merger; provided, however, that the Parties shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted;

                    (c)     there shall not be instituted or pending any Action by a Governmental Entity as a result of this Agreement or any of the transactions contemplated herein which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect (assuming for purposes of this Section 7.1(c) that the Merger shall have occurred);

                    (d)     the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement nor shall proceedings for that purpose have been threatened, and any material Blue Sky Law permits and approvals applicable to the registration of the Parent Common Stock to be exchanged for Company Common Stock shall have been obtained;

                    (e)     all filings required to be made prior to the Closing by any Party or any of its respective Subsidiaries with, and all consents, approvals and authorizations required to be obtained prior to the Closing by any Party or any of its respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, except where the failure to obtain such consents would not cause a Company Material Adverse Effect or a Parent Material Adverse Effect and could not reasonably be expected to subject the Parties or their Affiliates or any directors, officers, agents or advisors of any of the foregoing to the risk of criminal liability; and

                    (f)     the shares of Parent Common Stock issuable to the holders of Company Shares pursuant to this Agreement shall have been approved for listing on the NYSE upon official notice of issuance.

                    Section 7.2      Conditions to Obligations of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                    (a)     Each representation and warranty of Parent and Merger Sub contained in this Agreement, without giving effect to any materiality qualifications or references to materiality therein, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except (i) as contemplated or permitted by this Agreement, (ii) to the extent that any such representation or warranty shall have been expressly made as of an earlier date, in which case such representation and warranty, without giving effect to any materiality qualifications or references to materiality therein, shall have been true and correct as of such earlier date, and (iii) to the extent that any and all failures of such representations and warranties to be true and correct, shall not result in a Parent Material Adverse Effect;

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                    (b)     Parent shall have performed or complied in all material respects with all obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

                    (c)     The Company shall have received a certificate executed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent to the effect set forth in clauses (a) and (b) of this Section 7.2;

                    (d)     The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of such time, for federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may receive and rely upon representations including those contained in this Agreement or in certificates of officers of the Company, the Operating Partnership and Parent or others;

                    (e)     The Company shall have received the opinion of Latham & Watkins in form and substance reasonably satisfactory to the Company (based upon customary representations including those contained in this Agreement or in certificates of officers of the Parties and others), dated as of the Closing Date, to the effect that, (i) commencing with its taxable year ended December 31, 1997, Parent was organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and (ii) its method of operation has enabled it and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

                    (f)     the average closing price of Parent Common Stock on the NYSE for the period of ten trading days prior to the Closing Date shall not be less than $25.00 per share.

                    Section 7.3      Conditions to Obligations of Parent to Effect the Merger.  The obligations of Parent to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                    (a)     Each representation and warranty of the Company contained in this Agreement, without giving effect to any materiality qualifications or references to materiality therein, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except (i) as contemplated or permitted by this Agreement, (ii) to the extent that any such representation or warranty shall have been expressly made as of an earlier date, in which case such representation and warranty, without giving effect to any materiality qualifications or references to materiality therein, shall have been true and correct as of such earlier date, and (iii) to the extent that any and all failures of such representations and warranties to be true and correct, shall not result in a Company Material Adverse Effect;

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                    (b)     The Company shall have performed or complied in all material respects with all obligations required by this Agreement to be performed or complied with by them at or prior to the Closing Date;

                    (c)     Parent shall have received a certificate executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect set forth in clauses (a) and (b) of this Section 7.3;

                    (d)     (i) all consents or approvals (other than Material Consents) of all Persons (other than Governmental Entities) required for or in connection with or as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, except for those the failure to obtain which would not cause a Company Material Adverse Effect or a Parent Material Adverse Effect; and (ii) all Material Consents shall have been obtained and shall be in full force and effect;

                    (e)     The Stockholders Agreement shall have been terminated and shall have no further force and effect;

                    (f)     Parent shall have received an opinion of Latham & Watkins, dated as of the date of the Closing Date, in form and substance reasonably satisfactory to Parent, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of such time, for federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, Latham & Watkins may receive and rely upon representations including those contained in this Agreement or in certificates of officers of the Company, the Operating Partnership and Parent or others;

                    (g)     Parent shall have received the opinion of Latham & Watkins in form and substance reasonably satisfactory to Parent (based upon customary representations including those contained in this Agreement or in certificates of officers of the Parties and others), dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1993, the Company was organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled it to meet, through the Closing Date, the requirements for qualification and taxation as a REIT under the Code; and

                    (h)     Deloitte & Touche LLP shall have delivered to Parent the letter described in Section 6.12, and KPMG LLP shall have delivered to Parent the letter described in Section 6.13, at the times provided for in such Sections.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

                    Section 8.1      Termination.  This Agreement may be terminated at any time before the Effective Time (except as otherwise provided), whether before or after the approval of

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the Company Stockholders referred to in Sections 7.1(a), by written notice from Parent to the Company or the Company to Parent, as the case may be, as follows:

                    (a)     by mutual written consent of each of Parent and the Company;

                    (b)     by either the Company or Parent, if the Effective Time shall not have occurred on or before April 30, 2003 (the “Termination Date”); provided however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

                    (c)     by either the Company or Parent, if a Governmental Entity shall have issued an order, decree or injunction having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger, and such order, decree or injunction shall have become final and nonappealable;

                    (d)     by either Parent or the Company if the requisite vote in favor of the Company Voting Proposal shall not have been obtained at a duly held meeting of Company Stockholders or at any adjournment thereof; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if it fails to fulfill its obligations to call and conduct the Company Stockholders Meeting under Section 6.1(d);

                    (e)     by Parent, if (i) after the receipt by the Company of an Acquisition Proposal, the Company Board shall have withdrawn or modified, or proposed publicly to withdraw or modify, its recommendation of the Company Voting Proposal, (ii) after the receipt by the Company of an Acquisition Proposal (which Acquisition Proposal is public), Parent requests in writing that the Company Board publicly reconfirm its recommendation of the Company Voting Proposal to Company Stockholders and the Company Board fails to do so within ten Business Days after its receipt of Parent’s request; (iii) the Company Board shall have recommended to the Company Stockholders an Alternative Transaction; (iv) a tender offer or exchange offer for 19.9% or more of the outstanding Company Common Stock is commenced (other than by the Company or an Affiliate of the Company) and the Company Board recommends that the Company Stockholders tender their shares in such tender or exchange offer; or (v) after the receipt by the Company of an Acquisition Proposal, the Company fails to call and hold the Company Stockholders Meeting by the Termination Date.

                    (f)     by Parent, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if (i) any representation or warranty of the Company that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of the Company that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (a “Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is capable of being cured by the Company prior to the

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Termination Date, for so long as the Company continues in good faith to attempt to cure such breach, Parent may not terminate this Agreement under this Section 8.1(f); or

                    (g)     by the Company, upon a material breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if (i) any representation or warranty of Parent or Merger Sub that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is capable of being cured by Parent or Merger Sub prior to the Termination Date, for so long as Parent or Merger Sub continues in good faith to attempt to cure such breach, the Company may not terminate this Agreement under this Section 8.1(g).

                    Section 8.2      Expenses; Break-Up Fee.

                    (a)     Except as otherwise provided in this Section 8.2, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses.  As used in this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and Registration Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

                    (b)     Notwithstanding the foregoing,

                              (i)     if (A) after the receipt by the Company of an Acquisition Proposal, this Agreement is terminated pursuant to Section 8.1(d) or (B) this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall pay the Expenses incurred by Parent up to the Maximum Expense Amount (as defined below); provided, however, that the Company shall not be obligated to pay such Expenses incurred by Parent if it is obligated to pay a Break-Up Fee pursuant to Section 8.2(c).

                              (ii)     if this Agreement is terminated by the Company pursuant to Section 8.1(g), then Parent shall pay the Expenses incurred by the Company up to the Maximum Expense Amount (as defined below).

          The “Maximum Expense Amount” shall be an amount equal to the lesser of (i) $2,500,000 (the “Maximum Amount”) and (ii) the maximum amount, if any, that can be paid to the Company or Parent, as the case may be, without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for such year determined as if (a) the payment of such

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amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), and (b) the recipient has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income which was not Qualifying Income), in each case as determined by independent accountants to the Company or Parent, as the case may be.  Notwithstanding the foregoing, in the event the Company or Parent, as the case may be, receives a reasoned opinion from outside counsel or a ruling from the IRS ( “Tax Guidance”) providing that the Company’s or Parent’s receipt of the Maximum Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”), the Maximum Expenses Amount shall be an amount equal to the Maximum Amount and Parent or the Company, as the case may be, shall, upon receiving notice that the Company or Parent, as the case may be, has received the Tax Guidance, pay to the Company or Parent, as the case may be, the unpaid Maximum Amount within five Business Days.  In the event that the Company or Parent, as the case may be, is not able to receive the full Maximum Amount due to the above limitations, Parent or the Company, as the case may be, shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to the Company or Parent, as the case may be, unless and until the Company or Parent, as the case may be, receives either one or a combination of the following once or more often: (i) a letter from the Company’s or Parent’s, as the case may be, independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events Parent or the Company, as the case may be, shall pay to the Company or Parent, as the case may be, the lesser of the unpaid Maximum Amount or the maximum amount stated in the letter referred to in (i) above within five Business Days after Parent or the Company, as the case may be, has been notified thereof.   The obligation of Parent or the Company, as the case may be, to pay any unpaid portion of the Maximum Expense Amount shall terminate on the December 31 following the date which is three years from the date of this Agreement.  Amounts remaining in escrow after the obligation of Parent or the Company, as the case may be, to pay the Maximum Expense Amount terminates shall be released to the party that placed such funds into escrow.

The Company’s payment of the Expenses incurred by the Parent pursuant to this subsection shall be the sole and exclusive remedy of Parent against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment, except for liabilities or damages caused by the willful breach of any representations, warranties, covenants or agreements herein by the Company.  Parent’s payment of the Expenses incurred by the Company pursuant to this subsection shall be the sole and exclusive remedy of the Company against Parent and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment, except for liabilities or damages caused by the willful breach of any representations, warranties, covenants or agreements herein by Parent.

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                    (c)     The Company shall pay Parent a Break-Up Fee upon the earliest to occur of the following events:

                              (i)     the termination of this Agreement by either Parent or the Company pursuant to Section 8.1(d), if a proposal for an Alternative Transaction involving the Company shall have been publicly announced prior to the Company Stockholders Meeting and either a definitive agreement for an Alternative Transaction is entered into, or such Alternative Transaction (or another Alternative Transaction with the proponent of such transaction or an Affiliate of such proponent) is consummated, within twelve months of such termination, it being understood that the Break-Up Fee under this clause 8.2(c)(i) shall be payable only upon the earlier of the execution of such definitive agreement or the consummation of such Alternative Transaction; or

                              (ii)    the termination of this Agreement by Parent pursuant to Section 8.1(e).

The Company’s payment of a Break-Up Fee pursuant to this subsection shall be the sole and exclusive remedy of Parent against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by the Company.

                    (d)     As used in this Agreement, “Alternative Transaction” means either (i) a transaction pursuant to which any Third Party acquires more than 19.9% of the outstanding Company Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party (or the stockholders of a Third Party) acquires more than 19.9% of the outstanding Company Common Stock or 19.9% of the equity securities of the entity surviving such merger or business combination, or (iii) any other transaction (other than a transaction permitted by Section 5.1(f)) pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and the entity surviving any merger or business combination including any of them) of the Company or the Operating Partnership having a fair market value (as determined by the Company Board in good faith) equal to more than 19.9% of the fair market value of all the assets of the Company, the Operating Partnership and their Subsidiaries, taken as a whole, immediately prior to such transaction.

                    (e)     The “Break-Up Fee” shall be an amount equal to the lesser of (i) the Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Parent has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants to Parent.  Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s

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receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Break-Up Fee shall be an amount equal to the Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Base Amount within five Business Days.  In the event that Parent is not able to receive the full Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events the Company shall pay to Parent the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above within five Business Days after the Company has been notified thereof.  The payment of the Break-Up Fee shall be compensation and liquidated damages for the loss suffered by Parent as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither Party shall have any other liability to the other after the payment of the Break-Up Fee.  The obligation of Company to pay any unpaid portion of the Break-Up Fee shall terminate on the December 31 following the date which is three years from the date of this Agreement.  Amounts remaining in escrow after the obligation of the Company to pay the Break-Up Fee terminates shall be released to the Company.  As used in this Section 8.2(e), the “Base Amount” shall mean $7,500,000.

                    Section 8.3      Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers, members or directors except as (i) set forth in Section 8.2, (ii) with respect to any actual liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement and (iii) with respect to provisions that survive the termination hereof pursuant to Section 9.1.

                    Section 8.4      Amendment.  This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards at any time before or after any required approval of matters presented in connection with the Merger by Company Stockholders; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed by the Parties.

                    Section 8.5      Waiver.  At any time prior to the Closing Date, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other Party with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be

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bound thereby.  The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX.
GENERAL PROVISIONS

                    Section 9.1      Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the agreements set forth in Article II and Sections 6.18, 6.20 and 9.1 through 9.11 shall survive the Effective Time and (b) the agreements set forth in the Confidentiality Agreement and in Sections 6.9, 6.17, 8.2, 8.3 and 9.1 through 9.11 shall survive termination indefinitely.

                    Section 9.2      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, by registered or certified mail (postage prepaid, return receipt requested), or by overnight courier, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

                    If to Parent or Merger Sub:

Pan Pacific Retail Properties, Inc.
1631-B South Melrose Drive
Vista, California 92083
Attention: Chief Executive Officer
Fax No.: (760) 727-1430

                    with an additional copy to:

Latham & Watkins
650 Town Center Drive
Costa Mesa, California 92626
Attention: William J. Cernius, Esq.
Fax No.: (714) 755-8290

                    If to the Company:

Center Trust, Inc.
3500 Sepulveda Boulevard
Manhattan Beach, California 90266
Attention: Chief Executive Officer
Fax No.: (310) 545-6354

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                    with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California
Attention: Brian J. McCarthy, Esq.
Jonathan L. Friedman, Esq.
Fax No.: (213) 687-5600

                    Section 9.3      Severability.  If any term or other provision of this agreement is invalid, illegal or incapable of being enforced because of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                    Section 9.4      Entire Agreement; Assignment.  This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule), together with the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned by any Party by operation of law or otherwise without the express written consent of each of the other Parties.

                    Section 9.5      Parties in Interest; Construction.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as set forth in Section 6.18.  Notwithstanding the foregoing, the conditions in Sections 7.2(e) and 7.2(f) may not be waived by the Parties without the consent of the Lazard Entities.  The Lazard Entities shall be considered third-party beneficiaries with full rights to enforce the obligations of Parent, Merger Sub and the Company set forth in the preceding sentence.

                    Section 9.6      Governing Law.  This Agreement shall be governed by and construed in accordance with, the laws of the State of Maryland without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.  Each of the Parties submits to the non-exclusive jurisdiction of the state and federal courts of the United States located in the County of Orange, California with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

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                    Section 9.7      No Trial by Jury.  Each of the Parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement, the Confidentiality Agreement, the Merger or any of the other transactions contemplated hereby or thereby.

                    Section 9.8      Action by Subsidiaries.  Whenever this Agreement requires any Subsidiary of the Company or any Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of the Company or Parent to cause such Subsidiary to take such action, as the case may be.

                    Section 9.9      Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                    Section 9.10    Specific Performance.  Each of the Parties hereto acknowledges and agrees that the other Parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the Parties agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any Action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such Party may be entitled, at law or in equity.

                    Section 9.11    Counterparts.  This Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

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          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PAN PACIFIC RETAIL PROPERTIES, INC.

By:	/s/ STUART A. TANZ

Stuart A. Tanz Chairman, President and Chief Executive Officer

MB ACQUISITION, INC.

By:	/s/ STUART A. TANZ

Stuart A. Tanz Chairman, President and Chief Executive Officer

CENTER TRUST, INC.

By:	/s/ EDWARD D. FOX, JR.

Edward D. Fox, Jr. President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

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